Loan No. 503850187

PARK PLAZA II, L.L.C., a Delaware limited liability company, as grantor

(Grantor)

to

ALEXANDER TITLE AGENCY INCORPORATED, as trustee

(Trustee)

for the benefit of

WACHOVIA BANK, NATIONAL ASSOCIATION, as beneficiary

(Beneficiary)

LEASEHOLD INDEMNITY DEED OF TRUST AND

SECURITY AGREEMENT

Dated: February 16, 2006

PREPARED BY AND UPON

RECORDATION RETURN TO:

Cadwalader, Wickersham & Taft LLP

227 West Trade Street, Suite 2400

Charlotte, North Carolina 28202

Attention: Richard Madden, Esq.

NOTE TO CLERK/RECORDER:

THIS INSTRUMENT IS ALSO A FIXTURE FINANCING STATEMENT.GRANTOR IS NOT PRIMARILY LIABLE FOR REPAYMENT OF THE INDEBTEDNESS SECURED HEREBY.

TABLE OF CONTENTS

Page

ARTICLE 1 — GRANTS OF SECURITY

Section 1.1 Section 1.2 Section 1.3 Section 1.4	PROPERTY CONVEYED ASSIGNMENT OF RENTS DEFINITION OF PERSONAL PROPERTY PLEDGE OF MONIES HELD

ARTICLE 2 — OWNER INDEBTEDNESS AND OBLIGATIONS SECURED

Section 2.1 Section 2.2 Section 2.3	OWNER INDEBTEDNESS OTHER OBLIGATIONS INDEBTEDNESS AND OTHER OBLIGATIONS

ARTICLE 3 — BORROWER COVENANTS

Section 3.1 Section 3.2 Section 3.3 Section 3.4 Section 3.5 Section 3.6 Section 3.7 Section 3.8 Section 3.9 Section 3.10	INCORPORATION BY REFERENCE
INSURANCE.
PAYMENT OF TAXES, ETC.
CONDEMNATION
USE AND MAINTENANCE OF PROPERTY
WASTE
COMPLIANCE WITH LAWS; ALTERATIONS.
BOOKS AND RECORDS.
PAYMENT FOR LABOR AND MATERIALS
PERFORMANCE OF OTHER AGREEMENTS

ARTICLE 4 — SPECIAL COVENANTS

Section 4.1 Section 4.2 Section 4.3 Section 4.4 Section 4.5 Section 4.6	PROPERTY USE ERISA. SINGLE PURPOSE ENTITY GRANTOR SINGLE PURPOSE ENTITY GRANTOR ENTITY. GRANTOR SEPARATENESS.

ARTICLE 5 — REPRESENTATIONS AND WARRANTIES

Section 5.1 Section 5.2 Section 5.3 Section 5.4 Section 5.5	GRANTOR’S AND BORROWER’S REPRESENTATIONS WARRANTY OF TITLE STATUS OF PROPERTY. NO FOREIGN PERSON SEPARATE TAX LOT

ARTICLE 6 — OBLIGATIONS AND RELIANCES

Section 6.1 Section 6.2 Section 6.3 Section 6.4	RELATIONSHIP OF GRANTOR, BORROWER AND BENEFICIARY NO RELIANCE ON BENEFICIARY NO BENEFICIARY OBLIGATIONS. RELIANCE

ARTICLE 7 — FURTHER ASSURANCES

Section 7.1 Section 7.2 Section 7.3 Section 7.4 Section 7.5 Section 7.6	RECORDING FEES FURTHER ACTS CHANGES IN TAX, DEBT CREDIT AND DOCUMENTARY STAMP LAWS. CONFIRMATION STATEMENT. SPLITTING OF SECURITY INSTRUMENT REPLACEMENT DOCUMENTS

ARTICLE 8 — DUE ON SALE/ENCUMBRANCE

Section 8.1 Section 8.2 Section 8.3 Section 8.4 Section 8.5 Section 8.6 Section 8.7	BENEFICIARY RELIANCE NO SALE/ENCUMBRANCE. EXCLUDED AND PERMITTED TRANSFERS. NO IMPLIED FUTURE CONSENT COSTS OF CONSENT CONTINUING SEPARATENESS REQUIREMENTS ADDITIONAL PERMITTED TRANSFERS

ARTICLE 9 — DEFAULT

Section 9.1 Section 9.2	EVENTS OF DEFAULT DEFAULT INTEREST

ARTICLE 10 — RIGHTS AND REMEDIES

Section 10.1 Section 10.2	REMEDIES RIGHT OF ENTRY

ARTICLE 11 — INDEMNIFICATION; SUBROGATION

Section 11.1 Section 11.2 Section 11.3 Section 11.4	GENERAL INDEMNIFICATION. ENVIRONMENTAL INDEMNIFICATION DUTY TO DEFEND AND ATTORNEYS AND OTHER FEES AND EXPENSES SURVIVAL OF INDEMNITIES

ARTICLE 12 — SECURITY AGREEMENT

Section 12.1 SECURITY AGREEMENT

ARTICLE 13 — WAIVERS

Section 13.1 Section 13.2 Section 13.3 Section 13.4 Section 13.5 Section 13.6	MARSHALLING AND OTHER MATTERS WAIVER OF NOTICE SOLE DISCRETION OF BENEFICIARY SURVIVAL WAIVER OF TRIAL BY JURY. WAIVER OF AUTOMATIC OR SUPPLEMENTAL STAY

ARTICLE 14 — NOTICES

Section 14.1 NOTICES

ARTICLE 15 — APPLICABLE LAW

Section 15.1 Section 15.2 Section 15.3	GOVERNING LAW; JURISDICTION USURY LAWS PROVISIONS SUBJECT TO APPLICABLE LAW

ARTICLE 16 — SECONDARY MARKET

Section 16.1 TRANSFER OF LOAN

ARTICLE 17 — COSTS

Section 17.1 Section 17.2	PERFORMANCE AT BORROWER’S EXPENSE ATTORNEY’S FEES FOR ENFORCEMENT

ARTICLE 18 — DEFINITIONS

Section 18.1 GENERAL DEFINITIONS

ARTICLE 19 — MISCELLANEOUS PROVISIONS

Section 19.1 Section 19.2 Section 19.3 Section 19.4 Section 19.5 Section 19.6 Section 19.7 Section 19.8	NO ORAL CHANGE LIABILITY INAPPLICABLE PROVISIONS HEADINGS, ETC DUPLICATE ORIGINALS; COUNTERPARTS NUMBER AND GENDER SUBROGATION ENTIRE AGREEMENT

ARTICLE 20 — TRUSTEE

ARTICLE 21 — SPECIAL MARYLAND PROVISIONS

Section 21.1 Section 21.2 Section 21.3 Section 21.4	PRINCIPLES OF CONSTRUCTION. FINANCING STATEMENT– AS-EXTRACTED COLLATERAL. RELEASE. RIGHTS AND REMEDIES OF TRUSTEE.

ARTICLE 22 — GROUND LEASE PROVISIONS

Section 22.1 GROUND LEASE.

Index of Defined Terms
LEASEHOLD INDEMNITY DEED OF TRUST AND SECURITY AGREEMENT

THIS LEASEHOLD INDEMNITY DEED OF TRUST AND SECURITY AGREEMENT (this “Security Instrument”) is made as of the 16th day of February, 2006, by PARK PLAZA II, L.L.C., a Delaware limited liability company, having its principal place of business at 1750 H Street, NW, Suite 500, Washington, DC 20006 (“Grantor”), to ALEXANDER TITLE AGENCY INCORPORATED, a Virginia corporation (“Trustee”), having its principal place of business at 5875 Trinity Parkway, Suite 210, Centreville, Virginia 20120, for the benefit of WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, having its principal place of business at Commercial Real Estate Services, 8739 Research Drive URP – 4, NC 1075, Charlotte, North Carolina 28262, as beneficiary (“Beneficiary”).

RECITALS:

WHEREAS pursuant to the terms of that certain Indemnity Guaranty Agreement (the “IDOT Guaranty”) dated of even date herewith, Grantor guaranteed payment of a Fixed Rate Note of even date herewith given to Beneficiary in the principal sum of $24,290,000.00 (“Advance”) in lawful money of the United States of America (such Fixed Rate Note, together with all extensions, renewals, modifications, substitutions and amendments thereof, shall collectively be referred to as the “Note”), with interest from the date thereof at the rates set forth in the Note, principal and interest to be payable in accordance with the terms and conditions provided in the Note, and with a final maturity date of the Payment Date (as defined in the Note) in March, 2016 made by Park Plaza II Investors, L.L.C, a Delaware limited liability company (“Borrower”) in favor of Beneficiary. GRANTOR IS NOT PRIMARILY LIABLE FOR THE NOTE OR THE INDEBTEDNESS SECURED HEREBY.

WHEREAS Borrower desires to secure the payment of the Debt (as defined in the Note) and the performance of all of its obligations under the Note and the Other Obligations (as defined in Article 2). Grantor desires to secure the payment of the Owner Indebtedness (as defined in Article 2) and the performance of all of its Other Obligations.

NOW THEREFORE, for good and valuable consideration, including the Advance made by Lender to Borrower and the covenants, agreements, representations and warranties set forth in this Security Instrument, and in consideration of the premises and of the acceptance by Trustee of the trusts hereby created, and the acceptance of the Note and of the IDOT Guaranty by Lender, at or before the ensealing and delivery of these presents, the receipt of which is hereby acknowledged, and in order to secure the Other Obligations, Grantor hereby agrees as follows:

ARTICLE 1 — GRANTS OF SECURITY

Section 1.1 PROPERTY CONVEYED. Grantor does hereby irrevocably, unconditionally and absolutely, grant, bargain, sell, pledge, enfeoff, assign, warrant, transfer and convey to Trustee (with power of sale) in trust for the purposes herein set forth, the following property, rights, interests and estates now owned, or hereafter acquired, by Grantor (collectively, the “Property”):

(a) Leasehold Estate. All of Grantor’s estate, right, title and interest in, to and under that certain Lease, as identified on Exhibit B attached hereto (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the Loan Documents, the “Ground Lease”) and the leasehold estate created thereby in the real property leased thereby (the “Land”), being more particularly described in Exhibit A attached hereto (the “Premises”) including, but not limited to, with all rights, privileges and prerogatives of Grantor, as tenant under the Ground Lease and owner of the ground leasehold estate, of use, occupancy and enjoyment and in and to all rents, income and profits arising from or pursuant to the Ground Lease together with all amendments, extensions, renewals and modifications of the Ground Lease and all credits, deposits, options and privileges of Grantor as lessee under the Ground Lease including, without limitation, the right, privilege and prerogative of Grantor, if any, as tenant under the Ground Lease, to surrender the leasehold estate created by the Ground Lease or to terminate, cancel, modify, change, supplement, alter or amend the Ground Lease or to renew or extend the Ground Lease for a succeeding term or terms (such right to surrender, terminate, cancel, modify, change, supplement, alter, amend, renew or extend the Ground Lease being granted to Beneficiary with a power of attorney coupled with an interest), and all rights of Grantor under the Ground Lease in connection with any bankruptcy or insolvency proceeding of the lessor under the Ground Lease, if any;

(b) Land. If hereafter acquired by Grantor pursuant to the terms of the Ground Lease, the Land together with additional lands, estates and development rights hereafter acquired by Grantor for use in connection with the development, ownership or occupancy of such real property, and all additional lands and estates therein which may, from time to time, by supplemental deed of trust or otherwise be expressly made subject to the lien of this Security Instrument;

(c) Improvements. The buildings, structures, fixtures, additions, accessions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the Land (the “Improvements”);

(d) Easements. All easements, rights-of-way or use, rights, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, and all estates, rights, titles, interests, privileges, liberties, servitudes, tenements, hereditaments and appurtenances of any nature whatsoever, in any way now or hereafter belonging, relating or pertaining to the Land and the Improvements and the reversion and reversions, remainder and remainders, and all land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof and all the estates, rights, titles, interests, dower and rights of dower, curtesy and rights of curtesy, property, possession, claim and demand whatsoever, both at law and in equity, of Grantor of, in and to the Land and the Improvements and every part and parcel thereof, with the appurtenances thereto;

(e) Fixtures and Personal Property. All machinery, equipment, goods, inventory, fixtures (including, but not limited to, all heating, air conditioning, plumbing, lighting, communications and elevator fixtures) and other property of every kind and nature whatsoever owned by Grantor, or in which Grantor has or shall have an interest, now or hereafter located upon the Land and the Improvements, or appurtenant thereto, and usable in connection with the present or future use, maintenance, enjoyment, operation and occupancy of the Land and the Improvements and all building equipment, materials and supplies of any nature whatsoever owned by Grantor, or in which Grantor has or shall have an interest, now or hereafter located upon the Land and the Improvements, or appurtenant thereto, or usable in connection with the present or future operation and occupancy of the Land and the Improvements, and the right, title and interest of Grantor in and to any of the Personal Property (as hereinafter defined) which may be subject to any security interests, as defined in the Uniform Commercial Code, as adopted and enacted by the state or states where any of the Property is located (the “Uniform Commercial Code”), superior in lien to the lien of this Security Instrument and all proceeds and products of the above;

(f) Leases and Rents. All leases and other agreements affecting the use, enjoyment or occupancy of the Land and the Improvements heretofore or hereafter entered into, whether before or after the filing by or against Grantor of any petition for relief under 11 U.S.C. § 101 et seq., as the same may be amended from time to time (the “Bankruptcy Code”) (individually, a “Lease”; collectively, the “Leases”) and all right, title and interest of Grantor, its successors and assigns therein and thereunder, including, without limitation, cash or securities deposited thereunder to secure the performance by the lessees of their obligations thereunder and all rents (including all tenant security and other deposits), additional rents, revenues, issues and profits (including all oil and gas or other mineral royalties and bonuses) from the Land and the Improvements whether paid or accruing before or after the filing by or against Grantor of any petition for relief under the Bankruptcy Code (collectively the “Rents”) and all proceeds from the sale or other disposition of the Leases and the right to receive and apply the Rents to the payment of the Debt;

(g) Condemnation Awards. All of Grantor’s estate, right, title and interest in all awards or payments, including interest thereon, which may heretofore and hereafter be made with respect to the Property, whether from the exercise of the right of eminent domain (including but not limited to any transfer made in lieu of or in anticipation of the exercise of the right), or for a change of grade, or for any other injury to or decrease in the value of the Property;

(h) Insurance Proceeds. All of Grantor’s estate, right, title and interest in all proceeds of and any unearned premiums on any insurance policies covering the Property, including, without limitation, the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Property;

(i) Tax Certiorari. All of Grantor’s estate, right, title and interest in all refunds, rebates or credits in connection with a reduction in real estate taxes and assessments charged against the Property as a result of tax certiorari or any applications or proceedings for reduction;

(j) Conversion. All of Grantor’s estate, right, title and interest in all proceeds of the conversion, voluntary or involuntary, of any of the foregoing including, without limitation, proceeds of insurance and condemnation awards, into cash or liquidation claims;

(k) Rights. The right, in the name and on behalf of Grantor, to appear in and defend any action or proceeding brought with respect to the Property and to commence any action or proceeding to protect the interest of Trustee and/or Beneficiary in the Property;

(l) Agreements. All of Grantor’s estate, right, title and interest in all agreements, contracts (including purchase, sale, option, right of first refusal and other contracts pertaining to the Property), certificates, instruments, franchises, permits, licenses, approvals, consents, plans, specifications and other documents, now or hereafter entered into, and all rights therein and thereto, respecting or pertaining to the use, occupation, construction, management or operation of the Property (including any Improvements or respecting any business or activity conducted on the Land and any part thereof) and all right, title and interest of Grantor therein and thereunder, including, without limitation, the right, upon the happening of any default hereunder, to receive and collect any sums payable to Grantor thereunder;

(m) Trademarks. All of Grantor’s estate, right, title and interest in all tradenames, trademarks, servicemarks, logos, copyrights, goodwill, books and records and all other general intangibles relating to or used in connection with the operation of the Property;

(n) Accounts. All accounts, accounts receivable, escrows (including, without limitation, all escrows, deposits, reserves and impounds established pursuant to that certain Escrow Agreement for Reserves and Impounds of even date herewith between Grantor and Beneficiary; hereinafter, the “Escrow Agreement”), documents, instruments, chattel paper, deposit accounts, investment property, claims, reserves (including deposits) representations, warranties and general intangibles, as one or more of the foregoing terms may be defined in the Uniform Commercial Code, and all contract rights, franchises, books, records, plans, specifications, permits, licenses (to the extent assignable), approvals, actions, choses, commercial tort claims, suits, proofs of claim in bankruptcy and causes of action which now or hereafter relate to, are derived from or are used in connection with the Property, or the use, operation, maintenance, occupancy or enjoyment thereof or the conduct of any business or activities thereon (hereinafter collectively called the “Intangibles”);

(o) Ground Lease Rights. Grantor’s right, title and interest to exercise the option to purchase all or a portion of the Premises pursuant to the Ground Lease, if any. Grantor’s right to elect to continue possession of the Premises if the Ground Lessor (as defined in Section 22.1(a) hereof) rejects all or any portion of the Ground Lease pursuant to the Bankruptcy Code, and Grantor’s right to elect to reject the Ground Lease upon any bankruptcy relating to Grantor, as debtor thereunder; and

(p) Other Rights. Any and all other rights of Grantor in and to the Property and any accessions, renewals, replacements and substitutions of all or any portion of the Property and all proceeds derived from the sale, transfer, assignment or financing of the Property or any portion thereof.

Section 1.2 ASSIGNMENT OF RENTS. Grantor hereby absolutely and unconditionally assigns to Beneficiary Grantor’s right, title and interest in and to all current and future Leases and Rents; it being intended by Grantor that this assignment constitutes a present, absolute and unconditional assignment and not an assignment for additional security only. Nevertheless, subject to the terms of this Section 1.2 and the terms and conditions of that certain Indemnity Assignment of Rents and Leases, of even date herewith between Grantor and Beneficiary, Beneficiary grants to Grantor a revocable license to collect and receive the Rents. Grantor shall hold the Rents, or a portion thereof sufficient to discharge all current sums due on the Owner Indebtedness, for use in the payment of such sums.

Section 1.3 DEFINITION OF PERSONAL PROPERTY For purposes of this Security Instrument, the Property identified in Subsections 1.1(d) through 1.1(n), inclusive, shall be collectively referred to herein as the “Personal Property”.

Section 1.4 PLEDGE OF MONIES HELD Borrower and Grantor hereby pledge to Beneficiary any and all monies now or hereafter held by Beneficiary, including, without limitation, any sums deposited in the Funds (as defined in the Escrow Agreement), all insurance proceeds described in Section 3.2 and condemnation awards or payments described in Section 3.4, as additional security for the Obligations until expended or applied as provided in this Security Instrument.

CONDITIONS TO GRANT

TO HAVE AND TO HOLD the Ground Lease and the renewals therein provided for, and the above granted and described Property unto Trustee and Beneficiary, their respective successors and assigns for and during the rest, residue and remainder of the term of years yet to come and unexpired in the Ground Lease and the renewals therein provided for subject, nevertheless, to the rents, covenants, conditions and provisions of the Ground Lease, and Grantor does hereby bind itself, its successors and assigns, to WARRANT AND FOREVER DEFEND the title to the Property, subject to the Permitted Exceptions (as hereinafter defined), to Beneficiary against every person whomsoever lawfully claiming or to claim the same or any part thereof.;

PROVIDED, HOWEVER, these presents are upon the express condition that, if (i) Borrower shall well and truly pay to Beneficiary the Debt at the time and in the manner provided in the Note, this Security Instrument and the Other Loan Documents, (ii) Grantor shall well and truly perform its duties under the IDOT Guaranty and this Security Instrument and (iii) Borrower and Grantor truly perform the Other Obligations as set forth in this Security Instrument and shall well and truly abide by and comply with each and every covenant and condition set forth herein and in the Note with respect to the Borrower and the IDOT Guaranty with respect to the Grantor, these presents and the estate hereby granted shall cease, terminate and be void; provided however, that Borrower’s and Grantor’s obligation to indemnify and hold harmless Beneficiary pursuant to the provisions hereof with respect to matters relating to any period of time during which this Security Instrument was in effect shall survive any such payment or release.

ARTICLE 2 — OWNER INDEBTEDNESS AND OBLIGATIONS SECURED

Section 2.1 OWNER INDEBTEDNESS. This Security Instrument and the grants, assignments and transfers made in Article 1 are given for the purpose of securing the following, in such order of priority as Beneficiary may determine in its sole discretion (the “Owner Indebtedness”):

(a) The payment of the obligations, liabilities and indebtedness set forth in and evidenced by the IDOT Guaranty, in lawful money of the United States of America;

(b) The payment of interest, default interest, late charges, prepayment premiums or fees and other sums, as provided in the IDOT Guaranty, this Security Instrument and Other Loan Documents;

(c) The payment of all other moneys agreed or provided to be paid by Grantor in the IDOT Guaranty, this Security Instrument or the Other Loan Documents;

(d) The payment of all sums advanced pursuant to this Security Instrument to protect and preserve the Property and the lien and the security interests created hereby;

(e) The payment of all sums advanced and costs and expenses incurred by Lender in connection with the Owner Indebtedness or any part thereof, any renewal, extension or change of, or substitution for, the Owner Indebtedness or any part thereof, or the acquisition or perfection of the security therefor, whether made or incurred at the request of Borrower, Grantor, Beneficiary or Lender; and

(f) Any and all other existing indebtedness or other obligations of Grantor now held by the Lender, and any renewals thereof regardless of maturity, and any and all future indebtedness which may be hereafter created by Grantor and be held by the Lender, and any renewals thereof regardless of maturity, up to an amount not exceeding the amount of the original indebtedness secured hereby, whether said indebtedness, present or future, is evidenced by a note or notes, draft, check, amount, or otherwise, or arises out of any loan, contract, guarantee, security agreement or other transaction, regardless of any other collateral or security delivered or held in connection therewith.

Section 2.2 OTHER OBLIGATIONS. This Security Instrument and the grants, assignments and transfers made in Article 1 are also given for the purpose of securing the following (the “Other Obligations”):

(a) the performance of all other obligations of Grantor and Borrower contained herein;

(b) the performance of each obligation of Grantor and Borrower contained in any other agreement given to Beneficiary which is for the purpose of further securing the obligations secured hereby, and any amendments, modifications and changes thereto; and

(c) the performance of each obligation of Borrower and Grantor contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of the Note, the IDOT Guaranty, this Security Instrument or the Other Loan Documents.

Section 2.3 DEBT, OWNER INDEBTEDNESS AND OTHER OBLIGATIONS. Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations and Grantor’s obligations for the Owner Indebtedness and the performance of the Other Obligations shall be referred to collectively herein as the “Obligations”.

ARTICLE 3 — BORROWER COVENANTS

Borrower covenants and agrees that:

Section 3.1 INCORPORATION BY REFERENCE. All the covenants, conditions and agreements contained in (a) the Note, and (b) all and any of the documents other than the Note, the IDOT Guaranty, or this Security Instrument now or hereafter executed by Borrower, Guarantor and/or others and by or in favor of Beneficiary in connection with the creation of the Obligations or the performance of any Obligations, including that certain Environmental Indemnity Agreement of even date herewith executed by Borrower and Grantor in favor of Beneficiary (the “Environmental Indemnity”) are collectively the “Other Loan Documents”. The term “Loan Documents” as used herein shall individually and collectively refer to the Note, the IDOT Guaranty, this Security Instrument, and the Other Loan Documents. All the covenants, conditions and agreements contained in the IDOT Guaranty are hereby made a part of this Security Instrument to the same extent and with the same force as if fully set forth herein.

Section 3.2 INSURANCE.

(a) Grantor and Borrower shall obtain and maintain, and shall pay all premiums in accordance with Subsection 3.2(b) below for, insurance for Grantor, Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk insurance (including, without limitation, riot and civil commotion, vandalism, malicious mischief, water, fire, burglary and theft and without any exclusion for terrorism) on the Improvements and the Personal Property and in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Security Instrument shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing that the deductible (x) shall be not greater than $250,000, provided Grantor or Borrower maintains the coverages required under this Section through the blanket insurance program then procured by or on behalf of Trammell Crow Company or an affiliated entity that continues to control at least a fifty-one percent (51%) interest in the Borrower or the Grantor or (y) in all other cases, shall not exceed the lesser of $10,000.00 or one percent (1%) of the face value of the policy; and (D) containing Demolition Costs, Increased Cost of Construction and “Ordinance or Law Coverage” or “Enforcement” endorsements in amounts satisfactory to Beneficiary if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses or the ability to rebuild the Improvements is restricted or prohibited. The Full Replacement Cost may be redetermined from time to time by an appraiser or contractor designated and paid by Beneficiary or by an engineer or appraiser in the regular employ of the insurer. No omission on the part of Beneficiary to request any such appraisals shall relieve Grantor or Borrower of any of their obligations under this Subsection;

(ii) comprehensive general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than $1,000,000.00 and not less than $3,000,000.00 if the Property has one or more elevators, as well as liquor liability insurance in a minimum amount of $2,000,000.00 if any part of the Property is covered by a liquor license and an aggregate coverage limit acceptable to Beneficiary; (B) to continue at not less than the aforesaid limit until required to be changed by Beneficiary in writing by reason of changed economic conditions making such protection inadequate; (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written and oral contracts; (5) contractual liability covering the indemnities contained in Article 11 hereof to the extent the same is available; and (D) to be without deductible;

(iii) business income insurance (A) with loss payable to Beneficiary; (B) covering losses of income and Rents derived from the Property and any non-insured property on or adjacent to the Property resulting from any risk or casualty whatsoever; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of eighteen (18) months from the date of the loss, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to 100% of the projected gross income from the Property for a period of eighteen (18) months. The amount of such business income insurance shall be determined by Beneficiary prior to the date hereof and at least once each year thereafter based on Grantor’s and Borrower’s reasonable estimate of the gross income from the Property for the succeeding eighteen (18) month period. All insurance proceeds payable to Beneficiary pursuant to this Subsection 3.2(a) shall be held by Beneficiary and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Grantor or Borrower of their obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements: (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in Subsection 3.2(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsection 3.2(a)(i), (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least $1,000,000.00 per accident and per disease per employee, and $1,000,000.00 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance (without exclusion for explosion), if applicable, in amounts as shall be reasonably required by Beneficiary and covering all boilers or other pressure vessels, machinery and equipment located at or about the Property (including, without limitation, electrical equipment, sprinkler systems, heating and air conditioning equipment, refrigeration equipment and piping);

(vii) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the Full Replacement Cost; and

(viii) such other insurance and in such amounts as Beneficiary from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located, including, without limitation, earthquake insurance (in the event the Property is located in an area with a high degree of seismic activity), sinkhole insurance, mine subsidence insurance and environmental insurance.

(b) All insurance provided for in Subsection 3.2(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may from time to time be satisfactory to Beneficiary, issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located as admitted or unadmitted carriers which, in either case, have been approved by Beneficiary and which have a claims paying ability rating of AA or better issued by Standard & Poor’s Ratings Group or with a claims paying ability rating otherwise acceptable to Beneficiary (each such insurer shall be referred to below as a “Qualified Insurer”). Such Policies shall not be subject to invalidation due to the use or occupancy of the Property for purposes more hazardous than the use of the Property at the time such Policies were issued. Not less than thirty (30) days prior to the expiration dates of the Policies theretofore furnished to Beneficiary pursuant to Subsection 3.2(a), certified copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Beneficiary of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower or Grantor to Beneficiary; provided, however, that in the case of renewal Policies, Grantor may or Borrower may cause Grantor to furnish Beneficiary with binders therefor to be followed by the original Policies when issued. Notwithstanding anything to the contrary set forth herein, Borrower, Grantor and Beneficiary acknowledge and agree that the Beneficiary shall accept the current providers of the Policies despite certain of such providers not being Qualified Insurers; provided that (x) if any such provider which is not a Qualified Insurer as of the date hereof is downgraded below its claims paying ability rating as of the date hereof, then Grantor shall or Borrower shall cause Grantor to promptly replace such provider with a Qualified Insurer and (y) upon the first renewal of such Policies and at all time thereafter during the term of the Loan, the claims paying ability rating for each provider shall be equal to or better than the rating of such provider as of the date hereof.

(c) Neither Grantor nor Borrower shall obtain (i) separate insurance concurrent in form or contributing in the event of loss with that required in Subsection 3.2(a) to be furnished by, or which may be reasonably required to be furnished by, Grantor and Borrower, or (ii) any umbrella or blanket liability or casualty Policy unless, in each case, Beneficiary’s interest is included therein as provided in this Security Instrument and such Policy is issued by a Qualified Insurer. If Grantor or Borrower obtains separate insurance or an umbrella or a blanket Policy, Grantor or Borrower shall notify Beneficiary of the same and shall cause certified copies of each Policy to be delivered as required in Subsection 3.2(a). Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Subsection 3.2(a).

(d) All Policies of insurance provided for or contemplated by Subsection 3.2(a) shall name Beneficiary, its successors and assigns, including any servicers, trustees or other designees of Beneficiary, and Grantor as the insured or additional insured, as their respective interests may appear, and in the case of property damage, boiler and machinery, and flood insurance, shall contain a so-called New York standard non-contributing Beneficiary clause in favor of Beneficiary providing that the loss thereunder shall be payable to Beneficiary.

(e) All Policies of insurance provided for in Subsection 3.2(a) shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Grantor, or anyone acting for Grantor, or of any tenant under any Lease or other occupant, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Beneficiary is concerned;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided on the Property thereby) or canceled without at least thirty (30) days’ prior written notice to Beneficiary and any other party named therein as an insured;

(iii) each Policy shall provide that the issuers thereof shall give written notice to Beneficiary if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv) Beneficiary shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) Grantor or Borrower shall furnish to Beneficiary within ten (10) calendar days after Beneficiary’s request therefor made not more than once in any calendar year unless Beneficiary has a reasonable basis to believe that the Grantor and/or Borrower are not in compliance with this Section 3.2, a statement certified by Grantor, Borrower or a duly authorized officer of Grantor or Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Beneficiary made not more than once in any calendar year unless Beneficiary has a reasonable basis for making such request, verification of the compliance with this Section 3.2 of such insurance by an independent insurance broker or appraiser acceptable to Beneficiary.

(g) If at any time Beneficiary is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Beneficiary shall have the right but not the obligation, with contemporaneous notice to Grantor or Borrower, to take such action as Beneficiary deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Beneficiary in its sole discretion deems appropriate, and all expenses incurred by Beneficiary in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Grantor and Borrower to Beneficiary upon demand and until paid shall be secured by this Security Instrument and shall bear interest at the Default Rate (as hereinafter defined).

(h) If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, Grantor and/or Borrower shall give prompt notice thereof to Beneficiary.

(i) In case of loss covered by Policies, Beneficiary may either (1) settle and adjust any claim without the consent of Grantor or Borrower or (2) allow Grantor to agree with the insurance company or companies on the amount to be paid upon the loss; provided, that Grantor and/or Borrower may adjust losses aggregating not in excess of $500,000.00 if such adjustment is carried out in a competent and timely manner, and provided that in any case Beneficiary shall and is hereby authorized to collect and receive any such insurance proceeds; and the expenses incurred by Beneficiary in the adjustment and collection of insurance proceeds shall become part of the Debt and be secured hereby and shall be reimbursed by Grantor and/or Borrower to Beneficiary upon demand (unless deducted by and reimbursed to Beneficiary from such proceeds).

(ii) In the event of any insured damage to or destruction of the Property or any part thereof (herein called an “Insured Casualty”), if (A) less than 65% of the total floor area of the Improvements has been damaged, destroyed or rendered unusable as a result of such Insured Casualty and in the reasonable judgment of Beneficiary, the Property can be restored within twelve (12) months after insurance proceeds are made available and at least six (6) months prior to the Maturity Date (as defined in the Note) to an economic unit not less valuable (including an assessment by Beneficiary of the impact of the termination of any Leases due to such Insured Casualty) and not less useful than the same was prior to the Insured Casualty, and after such restoration will adequately secure the outstanding balance of the Debt, and (B) no Event of Default (hereinafter defined) shall have occurred and be then continuing, then the proceeds of insurance shall be applied to reimburse Grantor or Borrower or directly pay contractors at Grantor’s or Borrower’s direction for the cost of restoring, repairing, replacing or rebuilding the Property or part thereof subject to Insured Casualty, as provided below; and Grantor and Borrower hereby covenant and agree forthwith to commence and diligently to prosecute such restoring, repairing, replacing or rebuilding; provided, however, in any event Grantor and/or Borrower shall pay all costs (and if required by Beneficiary, Borrower shall deposit the total thereof with Beneficiary in advance) of such restoring, repairing, replacing or rebuilding in excess of the net proceeds of insurance made available pursuant to the terms hereof.

(iii) Except as provided above, the proceeds of insurance collected upon any Insured Casualty shall, at the option of Beneficiary in its sole discretion, be applied to the payment of the Debt or applied to reimburse Borrower or Grantor or directly pay contractors at Borrower’s or Grantor’s direction for the cost of restoring, repairing, replacing or rebuilding the Property or part thereof subject to the Insured Casualty, in the manner set forth below. Any such application to the Debt shall not be considered a voluntary prepayment requiring payment of the prepayment consideration provided in the Note, and shall not reduce or postpone any payments otherwise required pursuant to the Note, other than the final payment on the Note.

(iv) If proceeds of insurance, if any, are made available to Grantor or Borrower for the restoring, repairing, replacing or rebuilding of the Property, Grantor and Borrower hereby covenant to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable law and plans and specifications approved in advance by Beneficiary.

(v) If Grantor or Borrower is entitled to reimbursement out of insurance proceeds held by Beneficiary, such proceeds shall be disbursed from time to time upon Beneficiary being furnished with (1) evidence satisfactory to it (which evidence may include inspection(s) of the work performed) that the restoration, repair, replacement and rebuilding covered by the disbursement has been completed in accordance with plans and specifications approved by Beneficiary, (2) evidence satisfactory to it of the estimated cost of completion of the restoration, repair, replacement and rebuilding, (3) funds, or, at Beneficiary’s option, assurances satisfactory to Beneficiary that such funds are available, sufficient in addition to the proceeds of insurance to complete the proposed restoration, repair, replacement and rebuilding, and (4) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Beneficiary may reasonably require and approve; and Beneficiary may, in any event, require that all plans and specifications for such restoration, repair, replacement and rebuilding be submitted to and approved by Beneficiary prior to commencement of work. With respect to disbursements to be made by Beneficiary: (A) no payment made prior to the final completion of the restoration, repair, replacement and rebuilding shall exceed ninety percent (90%) of the value of the work performed from time to time; (B) if applicable, funds other than proceeds of insurance shall be disbursed prior to disbursement of such proceeds; and (C) at all times, the undisbursed balance of such proceeds remaining in the hands of Beneficiary, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Beneficiary by or on behalf of Grantor or Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Beneficiary to pay for the cost of completion of the restoration, repair, replacement or rebuilding, free and clear of all liens or claims for lien and the costs described in Subsection 3.2(h)(vi) below. Any surplus which may remain out of insurance proceeds held by Beneficiary after payment of such costs of restoration, repair, replacement or rebuilding shall be paid to any party entitled thereto. In no event shall Beneficiary assume any duty or obligation for the adequacy, form or content of any such plans and specifications, nor for the performance, quality or workmanship of any restoration, repair, replacement and rebuilding.

(vi) Notwithstanding anything to the contrary contained herein, the proceeds of insurance reimbursed to Grantor or Borrower in accordance with the terms and provisions of this Security Instrument shall be reduced by the reasonable costs (if any) incurred by Beneficiary in the adjustment and collection thereof and in the reasonable costs incurred by Beneficiary of paying out such proceeds (including, without limitation, reasonable “attorneys’ fees” and costs paid to third parties for inspecting the restoration, repair, replacement and rebuilding and reviewing the plans and specifications therefor).

Section 3.3 PAYMENT OF TAXES, ETC.

(a) Borrower and/or Grantor shall pay, directly or through Beneficiary pursuant to the Escrow Agreement for Reserves and Impounds, all taxes, assessments, water rates, sewer rents, governmental impositions, and other charges, including without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof (the “Taxes”), all ground rents, maintenance charges and similar charges, now or hereafter levied or assessed or imposed against the Property or any part thereof (the “Other Charges”), and all charges for utility services provided to the Property as same become due and payable. Grantor and Borrower will deliver to Beneficiary, promptly upon Beneficiary’s request, evidence satisfactory to Beneficiary that the Taxes, Other Charges and utility service charges have been so paid or are not then delinquent. Grantor and Borrower shall not allow and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property. Except to the extent sums sufficient to pay all Taxes and Other Charges have been deposited with Beneficiary in accordance with the terms of that certain Escrow Agreement for Reserves and Impounds dated of even date herewith or this Security Instrument, Grantor and/or Borrower shall furnish to Beneficiary paid receipts for the payment of the Taxes and Other Charges prior to the date the same shall become delinquent.

(b) After prior written notice to Beneficiary, Grantor and/or Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any of the Taxes, provided that (i) no Event of Default has occurred and is continuing under the Note, this Security Instrument or any of the Other Loan Documents, (ii) Grantor is permitted to do so under the provisions of any other mortgage, deed of trust or deed to secure debt affecting the Property, (iii) such proceeding shall suspend the collection of the Taxes from Grantor and from the Property or Grantor and/or Borrower shall have paid all of the Taxes under protest, (iv) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower and Grantor are subject and shall not constitute a default thereunder, (v) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (vi) Grantor shall have or Borrower shall have caused Grantor to set aside and deposited with Beneficiary adequate reserves for the payment of the Taxes, together with all interest and penalties thereon, unless Borrower has paid all of the Taxes under protest, and (vii) Borrower or Grantor shall have furnished the security as may be required in the proceeding, or as may be requested by Beneficiary to insure the payment of any contested Taxes, together with all interest and penalties thereon.

Section 3.4 CONDEMNATION. Grantor and/or Borrower shall promptly give Beneficiary notice of the actual or threatened commencement of any condemnation or eminent domain proceeding and shall deliver to Beneficiary copies of any and all papers served in connection with such proceedings. Beneficiary is hereby irrevocably appointed as Grantor’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment for said condemnation or eminent domain and to make any compromise or settlement in connection with such proceeding, subject to the provisions of this Security Instrument. Notwithstanding any taking by any public or quasi-public authority through eminent domain or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Security Instrument and the Debt shall not be reduced until any award or payment therefor shall have been actually received and applied by Beneficiary, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Beneficiary shall not be limited to the interest paid on the award by the condemning authority but shall be entitled to receive out of the award interest at the rate or rates provided herein or in the Note. Grantor and Borrower shall cause the award or payment made in any condemnation or eminent domain proceeding, which is payable to Grantor, to be paid directly to Beneficiary. Beneficiary may apply any award or payment to the reduction or discharge of the Debt whether or not then due and payable (such application to be free from any prepayment consideration provided in the Note, except that if an Event of Default, or an event which with notice and/or the passage of time, or both, would constitute an Event of Default, has occurred, then such application shall be subject to the full prepayment consideration computed in accordance with the Note). If the Property is sold, through foreclosure or otherwise, prior to the receipt by Beneficiary of the award or payment, Beneficiary shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the award or payment, or a portion thereof sufficient to pay the Debt.

Section 3.5 USE AND MAINTENANCE OF PROPERTY. Grantor and Borrower shall cause the Property to be maintained and operated in a good and safe condition and repair and in keeping with the condition and repair of properties of a similar use, value, age, nature and construction. Grantor and/or Borrower shall not use, maintain or operate the Property in any manner which constitutes a public or private nuisance or which makes void, voidable, or cancelable, or increases the premium of, any insurance then in force with respect thereto. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property with items of the same utility and of equal or greater value) without the prior written consent of Beneficiary. Grantor and/or Borrower shall promptly repair, replace or rebuild any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.4 hereof (subject to release by Beneficiary to Grantor or Borrower of any award of compensation related to any condemnation or process of eminent domain described therein) and shall complete and pay for any structure at any time in the process of construction or repair on the Land. Neither Grantor nor Borrower shall initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, neither Grantor nor Borrower will cause or permit the nonconforming use to be discontinued or abandoned without the express written consent of Beneficiary. Neither Grantor nor Borrower shall take any steps whatsoever to convert the Property, or any portion thereof, to a condominium or cooperative form of management without Beneficiary’s prior consent.

Section 3.6 WASTE. Neither Grantor nor Borrower shall commit or suffer any waste of the Property or, without first obtaining such additional insurance as may be necessary to cover a proposed change in use of the Property, make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of the Property or the security of this Security Instrument. Neither Grantor nor Borrower will, without the prior written consent of Beneficiary, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof.

Section 3.7 COMPLIANCE WITH LAWS; ALTERATIONS.

(a) Grantor and Borrower shall promptly comply with all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations or court orders affecting or which may be interpreted to affect the Property, or the use thereof, including, but not limited to, the Americans with Disabilities Act (the “ADA”) (collectively “Applicable Laws”).

(b) Notwithstanding any provisions set forth herein or in any document regarding Beneficiary’s approval of alterations of the Property, neither Grantor nor Borrower shall alter the Property in any manner which would materially increase Grantor’s or Borrower’s responsibilities for compliance with Applicable Laws without the prior written approval of Beneficiary. Beneficiary’s approval of the plans, specifications, or working drawings for alterations of the Property shall create no responsibility or liability on behalf of Beneficiary for their completeness, design, sufficiency or their compliance with Applicable Laws. The foregoing shall apply to tenant improvements constructed by Borrower or by any of its tenants. Beneficiary may condition any such approval upon receipt of a certificate of compliance with Applicable Laws from an independent architect, engineer, or other person acceptable to Beneficiary.

(c) Grantor or Borrower, as applicable, shall give prompt notice to Beneficiary of the receipt by Grantor or Borrower of any notice related to a violation of any Applicable Laws and of the commencement of any proceedings or investigations which relate to compliance with Applicable Laws.

(d) Grantor and Borrower shall take appropriate measures to prevent and will not engage in or knowingly permit any illegal activities at the Property.

Section 3.8 BOOKS AND RECORDS.

(a) Grantor and Borrower shall keep accurate books and records of account in accordance with sound accounting principles in which full, true and correct entries shall be promptly made with respect to Borrower, Grantor, the Property and the operation thereof, and will permit all such books and records (including without limitation all contracts, statements, invoices, bills and claims for labor, materials and services supplied for the construction, repair or operation to Grantor or Borrower of the Improvements) to be inspected or audited and copies made by Beneficiary and its representatives (subject to Grantor or Borrower receiving reasonable prior notice) during normal business hours and at any other reasonable times. Grantor represents that its chief executive office is as set forth in the introductory paragraph of this Security Instrument and that all books and records pertaining to the Property are maintained at the Property or such other location as may be expressly disclosed to Beneficiary in writing. Grantor and Borrower represent that their chief executive office is c/o Columbia Equity Trust, Inc. 1750 H Street, NW, Suite 500, Washington, DC 20006. Grantor and/or Borrower will furnish, or cause to be furnished, to Beneficiary on or before forty-five (45) calendar days after the end of each calendar quarter the following items, each certified by Grantor or Borrower as being true and correct, in such format and in such detail as Beneficiary or its servicer may reasonably request:

(i) a written statement (rent roll) dated as of the last day of each such calendar quarter identifying each of the Leases by the term, space occupied, rental required to be paid (including percentage rents and tenant sales), security deposit paid, any rental concessions, all rent escalations, any rents paid more than one (1) month in advance, any special provisions or inducements granted to tenants, any taxes, maintenance and other common charges paid by tenants, all vacancies and identifying any defaults or payment delinquencies thereunder; and

(ii) quarterly and year-to-date operating statements prepared as of the end of each calendar quarter during each such reporting period detailing the total revenues received, total expenses incurred, total cost of all capital improvements, total debt service and total cash flow.

(b) Within one hundred twenty (120) calendar days following the end of each calendar year, Grantor and Borrower shall furnish a statement of the financial affairs and condition of the Grantor, Borrower and the Property including a statement of profit and loss for the Property in such format and in such detail as Beneficiary or its servicer may reasonably request, and setting forth the financial condition and the income and expenses for the Property for the immediately preceding calendar year prepared by and audited by an independent certified public accountant. Grantor and Borrower shall deliver to Beneficiary copies of all income tax returns, requests for extension and other similar items within thirty (30) days of its delivery of same to the Internal Revenue Service.

(c) Grantor and Borrower will permit representatives appointed by Beneficiary, including independent accountants, agents, attorneys, appraisers and any other persons, with reasonable prior notice, to visit and inspect during its normal business hours and at any other reasonable times any of the Property and to make photographs thereof, and to write down and record any information such representatives obtain, and shall permit Beneficiary or its representatives to investigate and verify the accuracy of the information furnished to Beneficiary under or in connection with this Security Instrument or any of the Other Loan Documents and to discuss all such matters with its officers, employees and representatives. Grantor and Borrower will furnish to Beneficiary at Borrower’s and Grantor’s expense all evidence which Beneficiary may from time to time reasonably request as to the accuracy and validity of or compliance with all representations and warranties made by Borrower and Grantor in the Loan Documents and satisfaction of all conditions contained therein. Any inspection or audit of the Property or the books and records of Borrower or Grantor, or the procuring of documents and financial and other information, by or on behalf of Beneficiary, shall be at Borrower’s and Grantor’s expense and shall be for Beneficiary’s protection only, and shall not constitute any assumption of responsibility or liability by Beneficiary to Borrower, Grantor or anyone else with regard to the condition, construction, maintenance or operation of the Property, nor Beneficiary’s approval of any certification given to Beneficiary nor relieve Borrower and/or Grantor of any of their obligations.

(d) Prior to the transfer of the Loan by Beneficiary pursuant to Section 16.1 hereof, Borrower and Grantor shall deliver to Beneficiary the reports required by Section 3.8(a) on a monthly basis. Such reports shall be delivered within twenty (20) calendar days after the end of each calendar month.

Section 3.9 PAYMENT FOR LABOR AND MATERIALS. Grantor will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Property and never permit to exist beyond the due date thereof in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests hereof, except for the Permitted Exceptions (as hereinafter defined).

Section 3.10 PERFORMANCE OF OTHER AGREEMENTS. Grantor and Borrower shall observe and perform each and every term to be observed or performed by each of Grantor and Borrower pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Property, or given by either Grantor or Borrower to Beneficiary for the purpose of further securing an obligation secured hereby and any amendments, modifications or changes thereto.

ARTICLE 4 — SPECIAL COVENANTS

Grantor and Borrower covenant and agree that:

Section 4.1 PROPERTY USE. The Property shall be used only for office use, and for no other use without the prior written consent of Beneficiary, which consent may be withheld in Beneficiary’s sole and absolute discretion.

Section 4.2 ERISA.

(a) They shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Beneficiary of any of its rights under the Note, the IDOT Guaranty, this Security Instrument and the Other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b) They shall deliver to Beneficiary such certifications or other evidence from time to time throughout the term of the Security Instrument, as requested by Beneficiary in its sole discretion, that (i)Neither Grantor nor Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Neither Grantor nor Borrower is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(i) Equity interests in Borrower and Grantor are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2) and less than twenty-five percent (25%) of each outstanding class of equity interests in Grantor are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2) and or

(iii) Borrower, Grantor or either of their sole members qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e) or an investment company registered under The Investment Company Act of 1940.

Section 4.3 SINGLE PURPOSE ENTITY. (1) Borrower covenants and agrees that it has not and shall not:

(a) engage in any business or activity other than the operation, management, sale, lease, transfer, exchange, and maintenance of the Property, and activities incidental thereto;

(b) acquire or own any material asset other than such incidental Personal Property as may be necessary for the operation of the Property;

(c) merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Beneficiary’s consent;

(d) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Beneficiary, amend, modify, terminate or fail to comply with the provisions of Borrower’s Partnership Agreement, Articles or Certificate of Incorporation, Articles of Organization, Operating Agreement or similar organizational documents, as the case may be;

(e) own any subsidiary, or make any investment in or acquire the obligations or securities of any other person or entity without the consent of Beneficiary;

(f) commingle its assets with the assets of any of its partner(s), members, shareholders, affiliates, or of any other person or entity or transfer any assets to any such person or entity other than distributions on account of equity interests in the Borrower permitted hereunder and properly accounted for;

(g) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Debt, except unsecured trade and operational debt incurred with trade creditors in the ordinary course of its business of owning and operating the Property in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is paid when due and provided in any event the outstanding principal balance of such debt shall not exceed at any one time three percent (3%) of the outstanding Debt;

(h) allow any person or entity to pay its debts and liabilities (except a Guarantor, as defined below) or fail to pay its debts and liabilities solely from its own assets;

(i) fail to maintain its records, books of account and bank accounts separate and apart from those of the shareholders, partners, members, principals and affiliates of Borrower, the affiliates of a shareholder, partner or member of Borrower, and any other person or entity or fail to prepare and maintain its own financial statements in accordance with generally accepted accounting principles and susceptible to audit, or if such financial statements are consolidated fail to cause such financial statements to contain footnotes disclosing that the Property is actually owned by the Borrower;

(j) enter into any contract or agreement with any shareholder, partner, member, principal or affiliate of Borrower, any guarantor of all or a portion of the Debt, if any, (a “Guarantor”) or any shareholder, partner, member, principal or affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any shareholder, partner, member, principal or affiliate of Borrower or Guarantor, or any shareholder, partner, member, principal or affiliate thereof;

(k) seek dissolution or winding up in whole, or in part;

(l) fail to correct any known misunderstandings regarding the separate identity of Borrower;

(m) hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another person or entity or allow any person or entity to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of the Borrower (except for a Guarantor);

(n) make any loans or advances to any third party, including any shareholder, partner, member, principal or affiliate of Borrower, or any shareholder, partner, member, principal or affiliate thereof;

(o) fail to file its own tax returns (except to the extent it is required to file consolidated tax returns by applicable law or it is a disregarded entity for tax purposes not required to file its own tax returns by applicable law) or to use separate contracts, purchase orders, stationary, invoices and checks;

(p) fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any shareholder, partner, member, principal or affiliate of Borrower, or any shareholder, partner, member, principal or affiliate thereof);

(q) fail to allocate fairly and reasonably among Borrower and any third party (including, without limitation, any Guarantor) any overhead for common employees, shared office space or other overhead and administrative expenses;

(r) allow any person or entity to pay the salaries of its own employees or fail to maintain a sufficient number of employees for its contemplated business operations;

(s) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, the foregoing shall not require any parent of the Borrower to make any additional capital contributions to the Borrower;

(t) to the fullest extent permitted by law, file a voluntary petition or otherwise initiate proceedings to have the Borrower or any general partner or managing member adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Borrower or any general partner or managing member, or file a petition seeking or consenting to reorganization or relief of the Borrower or any general partner or managing member as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Borrower or any general partner or managing member; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Borrower or any general partner or managing member or of all or any substantial part of the properties and assets of the Borrower or any general partner or managing member, or make any general assignment for the benefit of creditors of the Borrower or any general partner or managing member, or admit in writing the inability of the Borrower or any general partner or managing member to pay its debts generally as they become due or declare or effect a moratorium on the Borrower or any general partner or managing member debt or take any action in furtherance of any such action;

(u) hold itself out as or be considered as a department or division of (i) any shareholder, partner, principal, member or affiliate of Borrower, (ii) any affiliate of a shareholder, partner, principal, member or affiliate of Borrower, or (iii) any other person or entity or allow any person or entity to identify the Borrower as a department or division of that person or entity;

(v) conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of the Borrower or the creditors of any other person or entity; or

(w) fail to conduct its business so that the assumptions made with respect to the Borrower in that certain “substantive non-consolidation” opinion letter (the “Insolvency Opinion”) delivered by Hunton & Williams, LLP in connection with the origination of the Loan shall be true and correct in all respects.

(2) The Borrower shall not fail at any time to have at least one (1) independent director who is not at the time of initial appointment and has not been at any time during the preceding five (5) years: (a) a stockholder, director, officer, employee, partner or member of the Borrower or any affiliate of the Borrower; (b) a customer, supplier or other person who purchases any goods or services from or derives any revenues from its activities with the Borrower or any affiliate of the Borrower; (c) a person or other entity controlling or under common control with any such stockholder, member, partner, customer, supplier or other person; (d) an attorney or counsel to the Borrower or any of its affiliates or (e) a member of the immediate family of any such stockholder, director, officer, employee, member, partner, customer, supplier or other person. As used herein, the term “affiliate” means any person controlling, under common control with, or controlled by, the person in question, and the term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.

Section 4.4 GRANTOR SINGLE PURPOSE ENTITY.

(1) Grantor covenants and agrees that it has not and shall not:

(a) engage in any business or activity other than the acquisition, ownership, operation, management, sale, lease, transfer, exchange, and maintenance of the Property, and activities incidental thereto;

(b) acquire or own any material asset other than (i) the Property, and (ii) such incidental Personal Property as may be necessary for the operation of the Property;

(c) merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Beneficiary’s consent;

(d) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Beneficiary, amend, modify, terminate or fail to comply with the provisions of Grantor’s Partnership Agreement, Articles or Certificate of Incorporation, Articles of Organization, Operating Agreement or similar organizational documents, as the case may be;

(e) own any subsidiary, other than the Borrower, or make any investment in or acquire the obligations or securities of any other person or entity without the consent of Beneficiary;

(f) commingle its assets with the assets of any of its partner(s), members, shareholders, affiliates, or of any other person or entity or transfer any assets to any such person or entity other than distributions on account of equity interests in the Grantor permitted hereunder and properly accounted for;

(g) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the IDOT Guaranty, except unsecured trade and operational debt incurred with trade creditors in the ordinary course of its business of owning and operating the Property in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is paid when due and provided in any event the outstanding principal balance of such debt shall not exceed at any one time three percent (3%) of the outstanding Debt;

(h) allow any person or entity to pay its debts and liabilities or fail to pay its debts and liabilities solely from its own assets;

(i) fail to maintain its records, books of account and bank accounts separate and apart from those of the shareholders, partners, members, principals and affiliates of Grantor, the affiliates of a shareholder, partner or member of Grantor, and any other person or entity or fail to prepare and maintain its own financial statements in accordance with generally accepted accounting principles and susceptible to audit, or if such financial statements are consolidated fail to cause such financial statements to contain footnotes disclosing that the Property is actually owned by the Grantor;

(j) enter into any contract or agreement with any shareholder, partner, member, principal or affiliate of Grantor, or any shareholder, partner, member, principal or affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any shareholder, partner, member, principal or affiliate of Grantor or any shareholder, partner, member, principal or affiliate thereof;

(k) seek dissolution or winding up in whole, or in part;

(l) fail to correct any known misunderstandings regarding the separate identity of Grantor;

(m) hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another person or entity or allow any person or entity to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of the Grantor (except with respect to the IDOT Guaranty);

(n) make any loans or advances to any third party, including any shareholder, partner, member, principal or affiliate of Grantor, or any shareholder, partner, member, principal or affiliate thereof;

(o) fail to file its own tax returns (except to the extent it is required to file consolidated tax returns by applicable law or it is a disregarded entity for tax purposes not required to file its own tax returns by applicable law) or to use separate contracts, purchase orders, stationary, invoices and checks;

(p) fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that Grantor is responsible for the debts of any third party (including any shareholder, partner, member, principal or affiliate of Grantor, or any shareholder, partner, member, principal or affiliate thereof except with respect to the IDOT Guaranty);

(q) fail to allocate fairly and reasonably among Grantor and any third party (including, without limitation, any Guarantor) any overhead for common employees, shared office space or other overhead and administrative expenses;

(r) allow any person or entity to pay the salaries of its own employees or fail to maintain a sufficient number of employees for its contemplated business operations;

(s) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, the foregoing shall not require any parent of the Grantor to make any additional capital contributions to the Grantor;

(t) to the fullest extent permitted by law, file a voluntary petition or otherwise initiate proceedings to have the Grantor or any general partner or managing member adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Grantor or any general partner or managing member, or file a petition seeking or consenting to reorganization or relief of the Grantor or any general partner or managing member as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Grantor or any general partner or managing member; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Grantor or any general partner or managing member or of all or any substantial part of the properties and assets of the Grantor or any general partner or managing member, or make any general assignment for the benefit of creditors of the Grantor or any general partner or managing member, or admit in writing the inability of the Grantor or any general partner or managing member to pay its debts generally as they become due or declare or effect a moratorium on the Grantor or any general partner or managing member debt or take any action in furtherance of any such action;

(u) hold itself out as or be considered as a department or division of (i) any shareholder, partner, principal, member or affiliate of Grantor, (ii) any affiliate of a shareholder, partner, principal, member or affiliate of Grantor, or (iii) any other person or entity or allow any person or entity to identify the Grantor as a department or division of that person or entity;

(v) conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of the Grantor or the creditors of any other person or entity; or

(w) fail to conduct its business so that the assumptions made with respect to the Grantor in the Insolvency Opinion shall be true and correct in all respects.

(2) The Grantor shall not fail at any time to have at least one (1) independent director who is not at the time of initial appointment and has not been at any time during the preceding five (5) years: (a) a stockholder, director, officer, employee, partner or member of the Grantor or any affiliate of the Grantor; (b) a customer, supplier or other person who purchases any goods or services from or derives any revenues from its activities with the Grantor or any affiliate of the Grantor; (c) a person or other entity controlling or under common control with any such stockholder, member, partner, customer, supplier or other person; (d) an attorney or counsel to the Grantor or any of its affiliates or (e) a member of the immediate family of any such stockholder, director, officer, employee, member, partner, customer, supplier or other person. As used herein, the term “affiliate” means any person controlling, under common control with, or controlled by, the person in question, and the term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.

Section 4.5 GRANTOR ENTITY.

Grantor hereby represents that from the date of Grantor’s formation to the date of this Security Instrument, Grantor:

(i) is and always has been duly formed, validly existing, and in good standing in the state of its incorporation and in all other jurisdictions where it is qualified to do business;

(ii) has no judgments or liens of any nature against it except for tax liens not yet due;

(iii) is in compliance with all laws, regulations, and orders applicable to it and has received all permits necessary for it to operate;

(iv) is not involved in any dispute with any taxing authority;

(v) has paid all taxes which it owes;

(vi) has never owned any real property other than the Property and personal property necessary or incidental to its ownership or operation of the Property and has never engaged in any business other than the ownership and operation of the Property;

(vii) is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;

(viii) has provided Beneficiary with complete financial statements that reflect a fair and accurate view of its financial condition;

(ix) has received a satisfactory Phase One environmental audit for the Property requiring no further action needed with respect to the Property (provided that if Grantor received a Phase One environmental audit requiring a Phase Two, such Phase Two was obtained and required no further action needed with respect to the Property); and

(a) has no material contingent or actual obligations not related to the Property.

Section 4.6 GRANTOR SEPARATENESS.

Grantor hereby represents that from the date of its formation to the date of this Security Instrument, that Grantor:

(i) has not entered into any contract or agreement with any of its affiliates, constituents, or owners, or any guarantors of any of its obligations or any affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;

(ii) has paid all of its debts and liabilities from its assets;

(iii) has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence;

(iv) has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person ;

(v) has not had its assets listed as assets on the financial statement of any other Person;

(vi) has filed its own tax returns when due (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law) and, if it is a corporation, has not filed a consolidated federal income tax return with any other Person;

(vii) has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any affiliate or other Related Party);

(viii) has corrected any known misunderstanding regarding its status as a separate entity;

(ix) has conducted all of its business and held all of its assets in its own name;

(x) has not identified itself or any of its affiliates as a division or part of the other;

(xi) has maintained and utilized separate stationery, invoices and checks bearing its own name;

(xii) has not commingled its assets with those of any other Person and has held all of its assets in its own name;

(xiii) has not guaranteed or become obligated for the debts of any other Person, except for the obligations secured by the IDOT Guaranty;

(xiv) has not held itself out as being responsible for the debts or obligations of any other Person, except for the obligations secured by the IDOT Guaranty;

(xv) has allocated fairly and reasonably any overhead expenses that have been shared with an affiliate, including paying for office space and services performed by any employee of an affiliate or Related Party;

(xvi) has not pledged its assets to secure the obligations of any other Person and no such pledge remains outstanding except in connection with the Loan;

(xvii) has maintained adequate capital in light of its contemplated business operations;

(xviii) has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;

(xix) has not owned any subsidiary or any equity interest in any other entity, other than the Borrower;

(xx) has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents; and

(b) has not had any of its obligations guaranteed by an affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or guarantees that are expressly contemplated by the Loan Documents.

ARTICLE 5 — REPRESENTATIONS AND WARRANTIES

Section 5.1 GRANTOR’S AND BORROWER’S REPRESENTATIONS. Borrower represents and warrants to Beneficiary that (a) each of the representations and warranties set forth in that certain Closing Certificate of even date herewith executed by Borrower in favor of Beneficiary and (b) the certifications delivered in connection with the nonconsolidation opinion delivered the date hereof are true and correct as of the date hereof and are hereby incorporated and restated in this Security Instrument by this reference.

Section 5.2 WARRANTY OF TITLE. Grantor represents and warrants that it has good and marketable title to the Property and has the right to grant, bargain, sell, pledge, assign, warrant, transfer and convey the same and that Grantor possesses an unencumbered leasehold estate in the Land and the Improvements and that it owns the Property free and clear of all liens, encumbrances and charges whatsoever except for those exceptions shown in the title insurance policy insuring the lien of this Security Instrument (the “Permitted Exceptions”). Grantor shall, at its sole cost and expense, forever warrant, defend and preserve the title and the validity and priority of the lien of this Security Instrument and shall, at its sole cost and expense, forever warrant and defend the same to Trustee and Beneficiary against the claims of all persons whomsoever.

Section 5.3 STATUS OF PROPERTY.

(a) No portion of the Improvements is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, Grantor or Borrower has obtained and will maintain the insurance prescribed in Section 3.2 hereof.

(b) Grantor or Borrower has obtained or timely will obtain all necessary certificates, permits, licenses and other approvals, governmental and otherwise, necessary for the use, occupancy and operation of the Property and the conduct of its business (including, without limitation, certificates of occupancy) and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.

(c) The Property and the present and contemplated use and occupancy thereof are to the best knowledge of Grantor and Borrower in full compliance in all material respects with all Applicable Laws, including, without limitation, zoning ordinances, building codes, land use and environmental laws, laws relating to the disabled (including, but not limited to, the ADA) and other similar laws.

(d) The Property is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service.

(e) All public roads and streets necessary for service of and access to the Property for the current or contemplated use thereof have been completed, are serviceable and are physically and legally open for use by the public.

(f) The Property is served by public water and sewer systems.

(g) The Property is free from damage caused by fire or other casualty. There is no pending or, to the best knowledge of Grantor and/or Borrower, threatened condemnation proceedings affecting the Property or any portion thereof.

(h) All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full and no notice of any mechanics’ or materialmen’s liens or of any claims of right to any such liens have been received.

(i) Grantor and/or Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than tenants’ property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created hereby.

(j) All liquid and solid waste disposal, septic and sewer systems located on the Property are to the best knowledge of Grantor and Borrower in a good and safe condition and repair and in compliance with all Applicable Laws.

(k) All Improvements lie within the boundary of the Land.

Section 5.4 NO FOREIGN PERSON. Neither Grantor nor Borrower is a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and the related Treasury Department regulations, including temporary regulations.

Section 5.5 SEPARATE TAX LOT. The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.

ARTICLE 6 — OBLIGATIONS AND RELIANCES

Section 6.1 RELATIONSHIP OF GRANTOR, BORROWER AND BENEFICIARY. The relationship between Borrower and Beneficiary is solely that of debtor and creditor, and Beneficiary has no fiduciary or other special relationship with Borrower, and no term or condition of any of the Note, this Security Instrument and the other Loan Documents shall be construed so as to deem the relationship between Borrower and Beneficiary to be other than that of debtor and creditor. The relationship between Grantor and Beneficiary is solely that of Grantor, guarantor and Beneficiary and no term or condition of any of the IDOT Guaranty, this Security Instrument and the other Loan Documents shall be construed so as to deem the relationship between Grantor and Beneficiary to be otherwise.

Section 6.2 NO RELIANCE ON BENEFICIARY. The partners, members, principals and (if Grantor or Borrower is a trust) beneficial owners of Borrower and Grantor are experienced in the ownership and operation of properties similar to the Property, and Grantor, Borrower and Beneficiary are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Neither Grantor nor Borrower is relying on Beneficiary’s expertise, business acumen or advice in connection with the Property.

Section 6.3 NO BENEFICIARY OBLIGATIONS.

(a) Notwithstanding the provisions of Subsections 1.1(e) and 1.1(l) or Section 1.2, Beneficiary is not undertaking (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(b) By accepting or approving anything required to be observed, performed or fulfilled or to be given to Beneficiary pursuant to this Security Instrument, the Note or the Other Loan Documents, including without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Beneficiary shall not be deemed to have warranted, consented to, or affirmed the sufficiency, legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Beneficiary.

Section 6.4 RELIANCE. Both Grantor and Borrower recognize and acknowledge that in accepting the Note, the IDOT Guaranty, this Security Instrument and the Other Loan Documents, Beneficiary is expressly and primarily relying on the truth and accuracy of the warranties and representations set forth in Article 5 and that certain Closing Certificate of even date herewith executed by Borrower, without any obligation to investigate the Property and notwithstanding any investigation of the Property by Beneficiary; that such reliance existed on the part of Beneficiary prior to the date hereof; that such warranties and representations are a material inducement to Beneficiary in accepting the Note, the IDOT Guaranty, this Security Instrument and the Other Loan Documents; and that Beneficiary would not be willing to make the Loan (as hereinafter defined) and accept this Security Instrument in the absence of the warranties and representations as set forth in Article 5 and such Closing Certificate.

ARTICLE 7 — FURTHER ASSURANCES

Section 7.1 RECORDING FEES. Grantor and/or Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the IDOT Guaranty, this Security Instrument, the Other Loan Documents, any note or deed of trust supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Security Instrument, any deed of trust supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.

Section 7.2 FURTHER ACTS. Both Borrower and Grantor will, at the cost of Borrower and Grantor, and without expense to Beneficiary, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, deeds of trust, assignments, notices of assignments, transfers and assurances as Beneficiary shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Beneficiary the property and rights hereby granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Grantor and/or Borrower may be or may hereafter become bound to convey or assign to Beneficiary, or for carrying out the intention or facilitating the performance of the terms of this Security Instrument or for filing, registering or recording this Security Instrument, or for complying with all Applicable Laws. Grantor, on demand, will execute and deliver and hereby authorizes Beneficiary to execute in the name of Grantor or without the signature of Grantor to the extent Beneficiary may lawfully do so, one or more financing statements, chattel mortgages or other instruments, to evidence more effectively the security interest of Beneficiary in the Property. Both Borrower and Grantor grant to Beneficiary an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Beneficiary at law and in equity, including without limitation such rights and remedies available to Beneficiary pursuant to this Section 7.2.

Section 7.3 CHANGES IN TAX, DEBT CREDIT AND DOCUMENTARY STAMP LAWS.

(a) If any law is enacted or adopted or amended after the date of this Security Instrument which imposes a tax, either directly or indirectly, on the Debt or Beneficiary’s interest in the Property, requires revenue or other stamps to be affixed to the Note, this Security Instrument, or the Other Loan Documents, or imposes any other tax or charge on the same, Borrower will pay the same, with interest and penalties thereon, if any. If Beneficiary is advised by counsel chosen by it that the payment of tax by Borrower or Grantor would be unlawful or taxable to Beneficiary or unenforceable or provide the basis for a defense of usury, then Beneficiary shall have the option, by written notice of not less than one hundred eighty (180) calendar days, to declare the Debt immediately due and payable.

(b) Neither Grantor nor Borrower will claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of this Security Instrument or the Debt. If such claim, credit or deduction shall be required by law, Beneficiary shall have the option, by written notice of not less than one hundred eighty (180) calendar days, to declare the Debt immediately due and payable.

Section 7.4 CONFIRMATION STATEMENT.

(a) After request by Beneficiary or Borrower, Borrower or Beneficiary, within ten (10) days, shall furnish Beneficiary or any proposed assignee of Beneficiary or Borrower, as applicable, with a statement, duly acknowledged and certified, confirming to Beneficiary (or its designee) or Borrower (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the rate of interest of the Note, (iv) the terms of payment and maturity date of the Note, (v) the date installments of interest and/or principal were last paid, and (vi) that, except as provided in such statement, there are no defaults or events which with the passage of time or the giving of notice or both, would constitute an event of default under the Note or this Security Instrument; provided, however, Borrower and Beneficiary shall not be entitled hereunder to receive more than one (1) such statement in each calendar year.

(b) Subject to the provisions of the Leases, Grantor and/or Borrower shall deliver to Beneficiary, promptly upon request (but not more frequently than once annually so long as Borrower is not in default hereunder), duly executed estoppel certificates from any one or more lessees as required by Beneficiary attesting to such facts regarding the Lease as Beneficiary may require, including but not limited to attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c) Upon any transfer or proposed transfer contemplated by Section 16.1 hereof, at Beneficiary’s request, Grantor, Borrower, and any Guarantors shall provide an estoppel certificate to the Investor (defined in Section 16.1) or any prospective Investor in such form, substance and detail as Beneficiary, such Investor or prospective Investor may reasonably require.

Section 7.5 SPLITTING OF SECURITY INSTRUMENT. This Security Instrument and the Note shall, at any time until the same shall be fully paid and satisfied, at the sole election of Beneficiary, be split or divided into two or more notes and two or more security instruments, each of which shall cover all or a portion of the Property to be more particularly described therein. To that end, Grantor and Borrower, upon written request of Beneficiary and at Beneficiary’s sole cost and expense, shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered by the then owner of the Property, to Beneficiary and/or its designee or designees substitute notes and security instruments in such principal amounts, aggregating not more than the then unpaid principal amount of Debt, and containing terms, provisions and clauses similar to, and not less favorable to Borrower or Grantor than, those contained herein and in the Note, the IDOT Guaranty and such other documents and instruments as may be required by Beneficiary.

Section 7.6 REPLACEMENT DOCUMENTS. Upon receipt of an affidavit of an officer of Beneficiary as to the loss, theft, destruction or mutilation of the Note or any Other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or Other Loan Document, both Grantor and Borrower, at Beneficiary’s expense, will issue, in lieu thereof, a replacement Note, a replacement IDOT Guaranty or Other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or Other Loan Document in the same principal amount thereof and otherwise of like tenor.

ARTICLE 8 — DUE ON SALE/ENCUMBRANCE

Section 8.1 BENEFICIARY RELIANCE. Both Grantor and Borrower acknowledge that Beneficiary has examined and relied on the creditworthiness of Grantor and Borrower and experience of Borrower and Grantor and its partners, members, principals and (if Borrower or Grantor is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Grantor’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Grantor and Borrower acknowledge that Beneficiary has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Beneficiary can recover the Debt by a sale of the Property.

Section 8.2 NO SALE/ENCUMBRANCE.

(a) Grantor agrees that Grantor shall not, without the prior written consent of Beneficiary, Transfer the Property or any part thereof or permit the Property or any part thereof to be Transferred. Beneficiary shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Grantor’s Transfer of the Property without Beneficiary’s consent.

(b) As used in Section 8.2(a), “Transfer” shall mean any voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment or transfer of all or any part of the Property or any interest therein including, but not limited to: (i) an installment sales agreement wherein Grantor or Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Grantor or Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder; (iii) a sale, assignment or other transfer of, or the grant of a security interest in, Grantor’s and Borrower’s right, title and interest in and to any Leases or any Rents; (iv) if Grantor, Borrower, Guarantor, or any managing member or general partner of Grantor, Borrower or Guarantor is a corporation, any Transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such Grantor, Borrower, Guarantor, managing member or general partner by operation of law or otherwise) or the creation or issuance of new stock in one or a series of transactions by which an aggregate of forty-nine percent (49%) or more of such corporation’s stock shall directly or indirectly be vested in or pledged to a party or parties who are not now stockholders (provided, however, in no event shall this subpart (iv) apply to any Guarantor whose stock or shares are traded on a nationally recognized stock exchange); (v) if Grantor, Borrower, Guarantor, or any managing member or general partner of Grantor, Borrower or Guarantor is a limited liability company or partnership, the Transfer by which an aggregate of forty-nine percent (49%) or more of the ownership interest in such limited liability company or forty-nine percent (49%) or more of the partnership interests in such partnership shall directly or indirectly be vested in or pledged to parties not having an ownership interest as of the date of this Security Instrument; (vi) if Grantor, Borrower, any Guarantor or any managing member or general partner of Grantor, Borrower or any Guarantor is a partnership, limited liability company or joint venture, the change, removal or resignation of a general partner, managing member or joint venturer or the Transfer directly or indirectly of all or any portion of the partnership or ownership interest of any general partner, managing member or joint venturer, provided in no event shall this subpart (vi) apply to the sale, transfer or issuance of operating partnership units of Columbia Equity, LP; and (vii) except as expressly permitted by Section 8.3, any Transfer by an Original Principal, directly or indirectly, of its ownership interest in the Borrower or the Grantor.

Section 8.3 EXCLUDED AND PERMITTED TRANSFERS.

(a) A Transfer within the meaning of this Article 8 shall not include (i) transfers of ownership interests in the Borrower, Grantor any general partner or manager or any Guarantor made by devise or descent or by operation of law upon the death of a joint tenant, partner, member or shareholder, subject, however, in any such case, to all the following requirements: (A) written notice of any transfer under this Section 8.3, whether by will, trust or other written instrument, operation of law or otherwise, is provided to Beneficiary or its servicer, together with copies of such documents relating to the transfer as Beneficiary or its servicer may reasonably request, (B) control over the management and operation of the Property is retained by Oliver T. Carr, III (the “Original Principals”, whether one or more) at all times prior to the death or legal incapacity of all the Original Principals and is thereafter assumed by persons who are acceptable in all respects to Beneficiary in its sole and absolute discretion, (C) no such transfer by any of the Original Principals will release the respective estate from any liability as a Guarantor, and (D) no such transfer, death or other event has any adverse effect either on the bankruptcy-remote status of Borrower and/or Grantor under the requirements of any national rating agency for the Securities (hereinafter defined) or on the status of Borrower as a continuing legal entity liable for the payment of the Debt and the performance of all other obligations secured hereby, (ii) transfers otherwise by operation of law in the event of a bankruptcy, (iii) transfers of direct or indirect ownership interests in Borrower among the members of Borrower’s sole member as of the date hereof, (iv) the sale or pledge to a third party, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock, limited partnership interests or non-managing membership interests (as the case may be) in Borrower; provided, however, no such transfers shall result in a change in Control in Borrower or Grantor or change in control of the management and day-to-day operations of the Property, and as a condition to each such transfer, Beneficiary shall receive not less than thirty (30) days prior written notice of such proposed transfer and if any such transfer results in any party and its related entities owning more than twenty percent (20%) of Grantor or Borrower directly or indirectly, in addition to the above, Lender shall receive an update to the Insolvency Opinion in form and substance satisfactory to Lender, or (v) a Lease of a portion of the Property to a space tenant.

(b) Notwithstanding any provision of this Security Instrument to the contrary, the prohibitions in Subsection 8.2(a) shall not apply to an inter vivos or testamentary transfer of all or any portion of ownership interests in the Grantor, Borrower, any general partner or managing member or manager or any Guarantor to one or more family members of Original Principals or a trust in which all of the beneficial interest is held by one or more family members of Original Principals or a partnership or limited liability company in which a majority of the capital and profits interests are held by one or more family members of Original Principals, provided, that any inter vivos transfer of all or any portion of the ownership interests in the Grantor, Borrower, such general partner or managing member or manager or such Guarantor is made in connection with Original Principals’ bona fide, good faith estate planning and that the person(s) with voting control of Grantor, Borrower or the management of the Property are (i) the same person(s) who had such voting control and management rights immediately prior to the transfer in question, or (ii) reasonably acceptable to Beneficiary and provided further that no such transfer shall have any adverse effect on the bankruptcy remote status of either Grantor or Borrower under the requirements of any national rating agency for the Securities. Beneficiary acknowledges that Original Principals and/or an Original Principal’s spouse are acceptable to exercise voting control of Borrower and the management of the Property. As used herein, “family members” shall include the spouse, children and grandchildren and any lineal descendants.

(c) Notwithstanding the provisions of Section 8.2 above, Beneficiary will give its consent to one or more separate sales or transfers of the Property in full, if (but only if) no Event of Default under the Loan Documents has occurred and is continuing, and if each of the following conditions precedent have been fully satisfied (as determined in Beneficiary’s sole and absolute discretion): (i) the grantee’s or transferee’s integrity, reputation, financial condition, character and management ability are satisfactory to Beneficiary in its sole but reasonable discretion, and all information relating thereto requested by Beneficiary is delivered to Beneficiary at least 30 days prior to the proposed transfer, (ii) the grantee’s or transferee’s (and its sole general partner’s or managing member’s) single purpose and bankruptcy remote character are satisfactory to Beneficiary in its sole discretion, and all information relating thereto requested by Beneficiary is delivered to Beneficiary at least 30 days prior to the proposed transfer, (iii) Beneficiary has obtained such estoppels from any guarantors of the Note or replacement guarantors and such other legal opinions regarding substantive consolidation issues, enforceability of the assumption documents, no adverse impact on the Securities or any REMIC holding the Note and similar matters as Beneficiary may require, (iv) all of Beneficiary’s costs and expenses associated with the sale or transfer (including reasonable attorneys’ fees) are paid by Borrower or the grantee or transferee, (v) the payment of a transfer fee not to exceed (a) $25,000 with respect to the first such transfer (if any), and (b) 1% of the then unpaid principal balance of the then unpaid principal balance of the loan evidenced by the Note and secured hereby (the “Loan”) for each transfer thereafter (if any), (vi) the execution and delivery to Beneficiary of a written assumption agreement and/or substitute guaranty (in its sole and absolute discretion) and such modifications to the Loan Documents executed by such parties and containing such terms and conditions as Beneficiary may reasonably require in its sole and absolute discretion prior to such sale or transfer (provided that in the event the Loan is included in a REMIC and is a performing Loan, no modification to the terms and conditions shall be made or permitted that would cause (A) any adverse tax consequences to the REMIC or any holders of any Mortgage-Backed Pass-Through Securities, (B) the Security Instrument to fail to be a Qualifying Security Instrument under applicable federal law relating to REMIC’s, or (C) result in a taxation of the income from the Loan to the REMIC or cause a loss of REMIC status), and (vii) if applicable, the delivery to Beneficiary of an endorsement (at Borrower’s sole cost and expense) to Beneficiary’s policy of title insurance then insuring the lien created by this Security Instrument in form and substance acceptable to Beneficiary in its sole judgment.

(d) Without limiting the foregoing, if Beneficiary shall consent to a transfer of the Property, the written assumption agreement described in Subsection 8.3(c)(vi) above shall provide for the release of Grantor, Borrower and, if approved by Beneficiary, each Guarantor of personal liability under the Note and other Loan Documents, but only as to acts or events occurring, or obligations arising, after the closing of such transfer.

(e) Subject to satisfaction of the Mezzanine Loan Criteria (hereinafter defined), the sole member of the Grantor (the “Mezzanine Borrower”) shall have the right to transfer its direct interest in Grantor to a wholly owned subsidiary of Columbia Equity, LP, to the extent necessary to satisfy the special purpose entity requirements of a mezzanine lender, and to pledge all or any portion of Mezzanine Borrower’s limited liability company interests in Grantor to secure a loan (a “Mezzanine Loan”) to the Mezzanine Borrower.

"Mezzanine Loan Criteria” shall mean:

(i) Beneficiary shall have approved (aa) the terms of the Mezzanine Loan and (bb) the documents and instruments in connection with the Mezzanine Loan (the “Mezzanine Loan Documents”);

(ii) the lender originating and holding the Mezzanine Loan shall be a Qualified Financial Institution (hereinafter defined) (the “Mezzanine Beneficiary”);

(iii) the Mezzanine Beneficiary and Beneficiary shall have entered into an intercreditor agreement in form mutually acceptable to Beneficiary and Mezzanine Beneficiary which provides, inter alia, that (aa) Mezzanine Beneficiary shall have certain limited cure rights upon the occurrence of an Event of Default under this Security Instrument, so long as such cure occurs within the cure period for such Event of Default and so long as such cure does not require the possession, operation or management of the Property and (bb) Mezzanine Beneficiary shall not, prior to payment in full of the Debt, exercise any rights or remedies it may have under the Mezzanine Loan Documents including, without limitation, any rights to obtain title to the limited liability company interests of Mezzanine Borrower in the Grantor except in accordance with the intercreditor agreement;

(iv) the Property has a projected Debt Coverage Ratio (hereinafter defined), after giving effect to the Loan and the Mezzanine Loan, for the twelve (12) month period commencing on the date Borrower requests Beneficiary’s approval of the Mezzanine Loan, of not less than 1.07 to 1.00;

(v) the combined loan to value ratio (including the Loan and the Mezzanine Loan), as established by a current MAI appraisal prepared by an appraiser approved by Beneficiary and conducted after Borrower requests Beneficiary’s approval of the Mezzanine Loan, is no more than 75%;

(vi) the Mezzanine Loan is co-terminous with the Loan;

(vii) no Event of Default, nor any event which with notice or the passage of time or both would constitute an Event of Default, shall have occurred and be then continuing under any of the Loan Documents;

(viii) Beneficiary shall have received evidence satisfactory to Beneficiary that the Mezzanine Loan shall have no adverse effect on the bankruptcy remote status of either Grantor or Borrower under the requirements of any Rating Agency for the Securities;

(ix) delivery to Beneficiary of all items reasonably required by Beneficiary in connection with Beneficiary’s evaluation and approval of the Mezzanine Loan, all of which must be acceptable in form and substance to Beneficiary, including, without limitation, current rent rolls, operating statements and financial statements;

(x) Beneficiary shall have determined that there has been no material adverse change in the condition, financial, physical or otherwise, of the Property, Grantor, Borrower or any guarantor since the date hereof;

(xi) Borrower shall cause to be delivered to Beneficiary written confirmation from the Rating Agencies (as defined in Article 16 hereof) that the Mezzanine Loan will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with the issuance of participations and/or Securities (a “Securitization”), or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization;

(xii) Beneficiary shall have received an update to the Insolvency Opinion reflecting the Mezzanine Loan or Borrower shall deliver a new opinion relating to substantive consolidation dated as of the date of the closing of the Mezzanine Loan;

(xiii) Borrower and the sole member of the Borrower shall provide amendments to the organizational documents of each of Borrower and the sole member of the Borrower reflecting the existence of the Mezzanine Loan as shall be required by Beneficiary in accordance with the Beneficiary’s and the Rating Agencies’ requirements; and

(xiv) payment by Borrower of all reasonable costs and expenses, including legal fees incurred by Beneficiary in connection with the Mezzanine Loan, including, without limitation, payment to Beneficiary of a deposit of $5,000 (the “Expense Deposit”) toward such costs and expenses at the time Borrower requests Beneficiary’s approval of the Mezzanine Loan. If Beneficiary determines that the conditions set forth herein have not been satisfied, the deposit less Beneficiary’s actual costs and expenses shall be returned to Borrower. If the actual costs and expenses are greater than the Expense Deposit, Borrower shall pay the difference to Beneficiary.

“Debt Coverage Ratio” shall mean the ratio of Cash Available for Debt Service as defined below to annual debt service (i.e., principal (if any) and interest payments) due under (x) the Note (utilizing solely for purposes of calculating the Debt Coverage Ratio assuming fixed payments of interest and principal due under the Note at a interest rate equal to Applicable Interest Rate (as defined in the Note)) with a thirty (30) year amortization and assuming the principal amount of the Loan is equal to the outstanding principal amount of the Loan and any note executed in connection with a Mezzanine Loan. Cash Available for Debt Service, shall be determined by Beneficiary in a manner substantially the same as that utilized by Beneficiary in underwriting loans secured by similar property types at the time of determination of the Debt Coverage Ratio. In addition, Cash Available for Debt Service shall be adjusted by applying (i) vacancy and/or credit loss rates to gross income at the higher of actual, market or the rate applied by nationally recognized rating agencies, (ii) rental or average daily room rates (as applicable) at the lower of actual, market or the rate applied by nationally recognized rating agencies, (iii) deductions for operating expenses based on the higher of actual historical levels, market or as otherwise applied by nationally recognized rating agencies and (iv) deducting expenses for capital replacements and repairs, tenant improvements and leasing commissions, calculated at the greater of actual or minimum amounts per square foot of the Property required by Beneficiary and/or nationally recognized rating agencies for properties of similar types, location and condition.

“Cash Available for Debt Service” shall mean:

(i) all gross receipts received, including, without limitation, from tenants in the Property and paying rent under leases in effect during the applicable period, calculated on a cash basis which reflects only the income projected to be received during the twelve month period following the date of such calculation, for such time as those leases are contracted to remain in effect without expiration by their terms or optional termination by the tenant (unless the tenant has waived its termination rights in writing or the term of the lease has been extended in writing), including without limitation all amounts to be received from tenants as payment of operating expenses but not including refundable deposits, late fees or charges, interest income or other non-operating income, lease termination payments, excess tenant improvement and leasing commission payments included as additional rent, principal or interest payments received by Grantor and Borrower on loans to tenants and fees and reimbursements for work performed for tenants by either Grantor or Borrower, less:

(ii) all expenses projected to be incurred by Grantor and/or Borrower (without duplication), for the operation or maintenance of the Property for the applicable twelve month period, including ground rents, the cost of property management (which shall be the greater of the actual management fee payable under a management contract in effect for the applicable twelve (12) month period, market management fees or the minimum fee applied by nationally recognized rating agencies), marketing, franchise fees (which shall be the greater of the actual fees payable under franchise or license agreements, market, or the minimum fee applied by nationally recognized rating agencies), maintenance, cleaning, security, legal, administrative, landscaping, parking maintenance, utilities, real estate taxes and assessments and other taxes related to the operation of the Property, insurance premiums, necessary repairs and future replacements of equipment and other capital expenditures, tenant improvements, leasing commissions and other costs and expenses projected to be incurred by Grantor and/or Borrower during the applicable period. Payments under the Note and any note executed in connection with a Mezzanine Loan and non-cash deductions for income tax purposes shall not be deducted in determining Cash Available for Debt Service.

“Qualified Financial Institution” shall mean one or more of the following: (i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, (ii) investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, which is regularly engaged in the business of making or owning loans of similar types to the Mezzanine Loan or the Loan, (iii) a Qualified Trustee in connection with a securitization of, the creation of collateralized debt obligations (“CDO”) secured by or financing through an “owner trust” of, the Mezzanine Loan, so long as (I) the special servicer or manager of such securitization, CDO or trust has the Required Special Servicer Rating, (II) the “controlling class” of such securitization vehicle is held by the Mezzanine Beneficiary or a Qualified Financial Institution and (III) the operative documents of the related securitization vehicle, CDO or financing must require that (x) the “controlling class” or “equity interest” in such securitization vehicle or CDO are owned by the Mezzanine Beneficiary, a Qualified Financial Institution or a Permitted Investment Fund and (y) if any of the relevant trustee, special servicer, manager or controlling class fails to meet the requirements of such clause, such entity must be replaced by a qualifying entity within 30 days, (iv) an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where the Mezzanine Beneficiary or a Qualified Financial Institution or a Permitted Fund Manager acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such Investment Fund are owned, directly or indirectly, by one or more of the following: the Mezzanine Beneficiary, a Qualified Financial Institution, an institutional “accredited investor”, within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934 (provided each institutional “accredited investor” or “qualified institutional buyer” meets the test set forth in clause (vi) (A) below), as amended, (v) any other lender or entity (including any opportunity funds) regularly engaged in the business of making mezzanine loans which has been approved as a Qualified Financial Institution hereunder by the Rating Agencies, or (vi) an institution substantially similar to any of the foregoing entities described in clauses (b)(i) or (ii) of this definition, and as to each of the entities described in clauses (b)(i), (ii) and (vi) provided such entity (A) has total assets (in name or under management) in excess of $650,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000; and (B) is regularly engaged in the business of making or owning commercial real estate loans or commercial loans secured by a pledge of interests in a mortgage borrower or (vii) any entity Controlled (as defined below) by any one or more of the entities described in clause (b) of this definition. For purposes of this definition only, “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interest of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. As of the Closing Date, Wachovia Bank, N.A. shall be deemed to be a Qualified Financial Institution.

“Qualified Trustee” shall mean (i) a corporation, national bank, national banking association or trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each Rating Agencies.

“Required Special Servicer Rating” shall mean a special servicer rating of “CSS1” in the case of Fitch Inc. (“Fitch”), a servicer on its approved list of special servicers in the case of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) and, in the case of Moody’s Investors Service, Inc. (“Moody’s”), a special servicer that is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the six month period prior to the date of determination and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities. The requirement of any agency not a Rating Agency shall be disregarded.

“Permitted Fund Manager” shall mean any entity which is not subject to a bankruptcy proceeding and either (a) as determined by Beneficiary has been approved from time to time by the Rating Agencies as the general partner, managing member or fund manager of a Permitted Investment Fund or (b) is a nationally — recognized manager of investment funds investing in debt or equity interests relating to commercial real estate which is investing through a fund which has committed capital of at least $250,000,000.

Section 8.4 NO IMPLIED FUTURE CONSENT. Beneficiary’s consent to one sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property shall not be deemed to be a waiver of Beneficiary’s right to require such consent to any future occurrence of same. Any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property made in contravention of this Article 8 shall be null and void and of no force and effect.

Section 8.5 COSTS OF CONSENT. Borrower and Grantor agrees to bear and shall pay or reimburse Beneficiary on demand for all reasonable expenses (including, without limitation, all recording costs, reasonable in-house and outside attorneys’ fees and disbursements and title search costs) incurred by Beneficiary, and a reasonable processing fee to Beneficiary, in connection with the review, approval and documentation of any such sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer.

Section 8.6 CONTINUING SEPARATENESS REQUIREMENTS. In no event shall any of the terms and provisions of this Article 8 amend or modify the terms and provisions contained in Section 4.3 herein.

Section 8.7 ADDITIONAL PERMITTED TRANSFERS.

Notwithstanding anything to the contrary contained herein, Beneficiary’s consent shall not be required with respect to (w) the sale, transfer or issuance of stock in Columbia Equity Trust, Inc. provided such stock is listed on the New York Stock Exchange or such other nationally recognized stock exchange, (x) the sale, transfer or issuance of stock in an entity sponsored by Columbia Equity Trust, Inc. provided such stock is listed on the New York Stock Exchange or such other nationally recognized stock exchange, (y) the sale, transfer or issuance of stock in any operating partnership owned and controlled by Columbia Equity Trust, Inc. or any entity created pursuant to clause (x) above provided such stock of such entity created pursuant to clause (x) above is listed on the New York Stock Exchange or such other nationally recognized stock exchange, or (z) a transfer of any or all of the direct or indirect ownership interests in Borrower or Grantor to any entity created pursuant to clause (x) or (y) above in connection with the formation of such entity; provided each of the following conditions are satisfied:

(i) no Event of Default has occurred;

(ii) Borrower or Grantor shall have delivered written notice to Beneficiary of the terms of such prospective transfer not less than thirty (30) days before the date on which such transfer is scheduled to close;

(iii) Borrower shall have paid to Beneficiary, concurrently with the closing of such transfer all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Beneficiary in connection with the transfer;

(iv) Borrower, without any cost to Beneficiary, shall furnish any information requested by Beneficiary for the preparation of, and shall authorize Beneficiary to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable law, and shall execute any additional documents reasonably requested by Beneficiary;

(v) any entity created in connection with such transfer shall have furnished to Beneficiary, all appropriate papers evidencing such entity’s organization and good standing;

(vi) Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 8.7; and

(vii) Original Principal shall be the principal executive of any entity created in connection with a transfer in accordance with this Section 8.7 and shall directly or indirectly control the day-to-day activities and operations of Borrower.

ARTICLE 9 — DEFAULT

Section 9.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) Borrower (x) fails to pay any payments due under the Note or to the Reserves on the date when the same is due and payable, including any applicable prepayment premiums, or (y) fails to pay any other money to Beneficiary required hereunder at the time or within any applicable grace period set forth herein, or if no grace period is set forth herein, then within seven (7) days of the date such payment is due;

(b) if Grantor, Borrower, or its general partner or managing member, if applicable, violates or does not comply with any of the provisions of Section 4.3, Section 4.4, Article 8, or the Undelivered Items Letter executed by Borrower and dated the date hereof, if any, or fails to deliver any of the reports required by Section 3.8;

(c) if any representation or warranty of Grantor, Borrower or of its members, general partners, principals, affiliates, agents or employees, or of any Guarantor made herein or in the Environmental Indemnity or in any other Loan Document, in any guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Beneficiary shall have been false or misleading in any material respect when made;

(d) if Grantor, Borrower or any Guarantor shall make an assignment for the benefit of creditors or if Grantor, Borrower or any Guarantor shall admit in writing the inability to pay, or Grantor’s, Borrower’s or any Guarantor’s failure to pay its debts as they become due;

(e) if (i) Grantor, Borrower or any subsidiary or general partner or managing member of Grantor, Borrower, or any Guarantor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Grantor, Borrower or any subsidiary or general partner or managing member of Grantor or Borrower, or any Guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Grantor, Borrower or any subsidiary or general partner or managing member of Grantor, Borrower, or any Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) calendar days; or (iii) there shall be commenced against Grantor, Borrower or any subsidiary or general partner or managing member of Grantor, Borrower or any Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) calendar days from the entry thereof; or (iv) Grantor, Borrower or any subsidiary or general partner or managing member of Grantor, Borrower, or any Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) Grantor, Borrower or any subsidiary or general partner or managing member of Grantor, Borrower, or any Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(f) subject to Grantor’s right to contest certain liens as provided in this Security Instrument, if the Property becomes subject to any mechanic’s, materialman’s or other lien other than a lien for local real estate taxes and assessments not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) calendar days;

(g) if any federal tax lien is filed against Grantor, Borrower, any general partner or managing member of Grantor, Borrower, any Guarantor or the Property and same is not discharged of record within sixty (60) calendar days after same is filed;

(h) except as permitted in this Security Instrument, the actual or threatened alteration, improvement, demolition or removal of any of the Improvements, or any construction on the Property, without the prior consent of Beneficiary;

(i) damage to the Property in any manner which is not covered by insurance, which lack of coverage arises solely as a result of Grantor’s and Borrower’s failure to maintain the insurance required under this Security Instrument;

(j) except as permitted by this Security Instrument, without Beneficiary’s prior consent, (i) any property manager for the Property is removed without being replaced with a Qualified Manager (as hereinafter defined), (ii) the ownership, management or control of such managing agent is transferred to a person or entity other than the general partner or managing member of the Borrower or Grantor, or (iii) there is any material change in the property management agreement of the Property;

(k) this Security Instrument shall cease to constitute a first-priority lien on the Property (other than in accordance with its terms);

(l) seizure or forfeiture of the Property, or any portion thereof, or Grantor’s interest therein, resulting from criminal wrongdoing or other unlawful action of Grantor or Borrower, its affiliates, or any tenant in the Property under any federal, state or local law;

(m) if Grantor or Borrower consummates a transaction which would cause this Security Instrument or Beneficiary’s exercise of its rights under this Security Instrument, the Note, the IDOT Guaranty or the Other Loan Documents to constitute a nonexempt prohibited transaction under ERISA or result in a violation of a state statute regulating governmental plans, subjecting Beneficiary to liability for a violation of ERISA or a state statute;

(n) if any default occurs under any guaranty or indemnity including the Environmental Indemnity executed in connection herewith and such default continues after the expiration of applicable grace periods, or any guaranty or indemnity shall cease to be in full force and effect, or any guarantor or indemnitor shall deny or disaffirm its obligation thereunder;

(o) if any of the assumptions contained in the Insolvency Opinion, or in any other opinion relating to substantive consolidation delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(p) if Grantor, Borrower or any Guarantor, as the case may be, shall continue to be in default under any other term, covenant or condition of this Security Instrument or any Other Loan Documents for thirty (30) calendar days after notice from Beneficiary; provided that if such default cannot reasonably be cured within such thirty (30) calendar day period and Grantor or Borrower (or such Guarantor as the case may be) shall have commenced to cure such default within such thirty (30) calendar day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) calendar day period shall be extended for so long as it shall require Borrower or Grantor (or such Guarantor as the case may be) in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) calendar days after the notice from Beneficiary referred to above;

(q) Grantor shall fail in the payment of any rent, additional rent or other charge mentioned in or made payable by the Ground Lease when said rent or other charge is due and payable subject to any grace period set forth in the Ground Lease;

(r) there shall occur any default by Grantor, as lessee under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of Grantor, to be observed or performed, and said default is not cured prior to the expiration of any applicable grace period therein provided, or any one or more of the events referred to in the Ground Lease shall occur which would cause the Ground Lease to terminate without notice or action by the Ground Lessor or which would entitle the Ground Lessor to terminate the Ground Lease and the term thereof by giving notice to Grantor, as tenant thereunder, or if the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered or amended without the consent of Beneficiary, or Grantor shall cancel its right to automatically renew the Ground Lease prior to the satisfaction of the Owner Indebtedness and the Other Obligations pursuant to the terms of the Ground Lease; or

(s) Grantor fails to make any payment under the IDOT Guaranty when due.

“Qualified Manager” shall mean manager or a reputable and experienced professional management organization (a) (i) which manages, together with its affiliates, at least ten (10) first class office buildings totaling at least 3,500,000 square feet of gross leasable area, exclusive of the Property or (ii) approved by Beneficiary, which approval shall not have been unreasonably withheld and for which Beneficiary shall have received written confirmation from the Rating Agencies that the employment of such manager will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, and (b) with respect to any manager affiliated with Borrower and/or Grantor, a revised substantive non-consolidation opinion if one was delivered in connection with the closing of the Loan.

Section 9.2 DEFAULT INTEREST. Borrower will pay, from the date of an Event of Default through the earlier of the date upon which the Event of Default is cured or the date upon which the Debt is paid in full, interest on the unpaid principal balance of the Note at a per annum rate equal to the lesser of (a) the greater of (i) five percent (5%) plus the Prime Rate (as defined in the Note), and (ii) five percent (5%) plus the Applicable Interest Rate (as defined in the Note), and (b) the maximum interest rate which Borrower may by law pay or Beneficiary may charge and collect (the “Default Rate”).

ARTICLE 10 — RIGHTS AND REMEDIES

Section 10.1 REMEDIES. Upon the occurrence of any Event of Default, Grantor and Borrower agree that Beneficiary may take such action, by or through Trustee, by Beneficiary itself or otherwise, without notice or demand, as it deems advisable to protect and enforce its rights against Grantor and in and to the Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Beneficiary may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Beneficiary:

(a) Right to Perform Grantor’s and Borrower’s Covenants. If Borrower or Grantor has failed to keep or perform any covenant whatsoever contained in this Security Instrument or the Other Loan Documents, Beneficiary may, but shall not be obligated to any person to do so, perform or attempt to perform said covenant and any payment made or expense incurred in the performance or attempted performance of any such covenant, together with any sum expended by Beneficiary that is chargeable to Borrower or subject to reimbursement by Borrower under the Loan Documents, shall be and become a part of the Debt (as defined in Section 3 of the Note), and Borrower promises, upon demand, to pay to Beneficiary, at the place where the Note is payable, all sums so incurred, paid or expended by Beneficiary, with interest from the date when paid, incurred or expended by Beneficiary at the Default Rate.

(b) Right of Entry. Beneficiary may, prior or subsequent to the institution of any foreclosure proceedings, enter upon the Property, or any part thereof, and take exclusive possession of the Property and of all books, records, and accounts relating thereto and to exercise without interference from Grantor or Borrower any and all rights which Grantor or Borrower has with respect to the management, possession, operation, protection, or preservation of the Property, including without limitation the right to rent the same for the account of Grantor and/or Borrower and to deduct from such Rents all costs, expenses, and liabilities of every character incurred by Beneficiary in collecting such Rents and in managing, operating, maintaining, protecting, or preserving the Property and to apply the remainder of such Rents on the Debt in such manner as Beneficiary may elect. All such costs, expenses, and liabilities incurred by Beneficiary in collecting such Rents and in managing, operating, maintaining, protecting, or preserving the Property, if not paid out of Rents as hereinabove provided, shall constitute a demand obligation owing by Borrower and shall bear interest from the date of expenditure until paid at the Default Rate, all of which shall constitute a portion of the Debt. If necessary to obtain the possession provided for above, Beneficiary may invoke any and all legal remedies to dispossess Grantor and/or Borrower, including specifically one or more actions for forcible entry and detainer, trespass to try title, and restitution. In connection with any action taken by Beneficiary pursuant to this Subsection 10.1(b), Beneficiary shall not be liable for any loss sustained by Grantor and/or Borrower resulting from any failure to let the Property, or any part thereof, or from any other act or omission of Beneficiary in managing the Property unless such loss is caused by the willful misconduct of Beneficiary, nor shall Beneficiary be obligated to perform or discharge any obligation, duty, or liability under any Lease or under or by reason hereof or the exercise of rights or remedies hereunder. Grantor and/or Borrower shall and do hereby agree to indemnify Beneficiary for, and to hold Beneficiary harmless from, any and all liability, loss, or damage, which may or might be incurred by Beneficiary under any such Lease or under or by reason hereof or the exercise of rights or remedies hereunder, and from any and all claims and demands whatsoever which may be asserted against Beneficiary by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any such Lease. Should Beneficiary incur any such liability, the amount thereof, including without limitation costs, expenses, and reasonable attorneys’ fees, together with interest thereon from the date of expenditure until paid at the Default Rate, shall be secured hereby, and Borrower shall reimburse Beneficiary therefor immediately upon demand. Nothing in this Subsection 10.1(b) shall impose any duty, obligation, or responsibility upon Beneficiary for the control, care, management, leasing, or repair of the Property, nor for the carrying out of any of the terms and conditions of any such Lease; nor shall it operate to make Beneficiary responsible or liable for any waste committed on the Property by the tenants or by any other parties, or for any hazardous substances or environmental conditions on or under the Property, or for any dangerous or defective condition of the Property or for any negligence in the management, leasing, upkeep, repair, or control of the Property resulting in loss or injury or death to any tenant, licensee, employee, or stranger. Grantor and Borrower hereby assent to, ratify, and confirm any and all actions of Beneficiary with respect to the Property taken under this subsection.

(c) Right to Accelerate. Beneficiary may, without notice (except as provided in Section 9.1(r) above), demand, presentment, notice of nonpayment or nonperformance, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or any other notice or any other action, all of which are hereby waived by Grantor and Borrower and all other parties obligated in any manner whatsoever on the Debt, declare the entire unpaid balance of the Debt immediately due and payable, and upon such declaration, the entire unpaid balance of the Debt shall be immediately due and payable.

(d) Foreclosure-Power of Sale. Beneficiary may institute a proceeding or proceedings, judicial, or nonjudicial, by advertisement or otherwise, for the complete or partial foreclosure of this Security Instrument or the complete or partial sale of the Property under power of sale or under any applicable provision of law. Beneficiary may, through the Trustee, sell the Property, and all estate, right, title, interest, claim and demand of Grantor therein, and all rights of redemption thereof, at one or more sales, as an entirety or in parcels, with such elements of real and/or personal property, and at such time and place and upon such terms as it may deem expedient, or as may be required by applicable law, and in the event of a sale, by foreclosure or otherwise, of less than all of the Property, this Security Instrument shall continue as a lien and security interest on the remaining portion of the Property.

(e) Rights Pertaining to Sales. Subject to the requirements of applicable law and except as otherwise provided herein, the following provisions shall apply to any sale or sales of all or any portion of the Property under or by virtue of Subsection 10.1(d) above, whether made under the power of sale herein granted or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale:

(i) Trustee or Beneficiary may conduct any number of sales from time to time. The power of sale set forth above shall not be exhausted by any one or more such sales as to any part of the Property which shall not have been sold, nor by any sale which is not completed or is defective in Beneficiary’s opinion, until the Debt shall have been paid in full.

(ii) Any sale may be postponed or adjourned by public announcement at the time and place appointed for such sale or for such postponed or adjourned sale without further notice.

(iii) After each sale, Beneficiary, Trustee or an officer of any court empowered to do so shall execute and deliver to the purchaser or purchasers at such sale a good and sufficient instrument or instruments granting, conveying, assigning and transferring all right, title and interest of Grantor in and to the property and rights sold and shall receive the proceeds of said sale or sales and apply the same as specified in the Note. Each of Trustee and Beneficiary is hereby appointed the true and lawful attorney-in-fact of Grantor, which appointment is irrevocable and shall be deemed to be coupled with an interest, in Grantor’s name and stead, to make all necessary conveyances, assignments, transfers and deliveries of the property and rights so sold, Borrower and Grantor hereby ratifying and confirming all that said attorney or such substitute or substitutes shall lawfully do by virtue thereof. Nevertheless, Grantor, if requested by Trustee or Beneficiary, shall ratify and confirm any such sale or sales by executing and delivering to Trustee, Beneficiary or such purchaser or purchasers all such instruments as may be advisable, in Trustee’s or Beneficiary’s judgment, for the purposes as may be designated in such request.

(iv) Any and all statements of fact or other recitals made in any of the instruments referred to in Subsection 10.1(e)(iii) given by Trustee or Beneficiary shall be taken as conclusive and binding against all persons as to evidence of the truth of the facts so stated and recited.

(v) Any such sale or sales shall operate to divest all of the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Grantor in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against Grantor and any and all persons claiming or who may claim the same, or any part thereof or any interest therein, by, through or under Grantor to the fullest extent permitted by applicable law.

(vi) Upon any such sale or sales, Beneficiary may bid for and acquire the Property and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the Debt the amount of the bid made therefor, after deducting therefrom the expenses of the sale, the cost of any enforcement proceeding hereunder, and any other sums which Trustee or Beneficiary is authorized to deduct under the terms hereof, to the extent necessary to satisfy such bid.

(vii) Upon any such sale, it shall not be necessary for Trustee, Beneficiary or any public officer acting under execution or order of court to have present or constructively in its possession any of the Property.

(f) Beneficiary’s Judicial Remedies. Beneficiary, or Trustee upon written request of Beneficiary, may proceed by suit or suits, at law or in equity, to enforce the payment of the Debt to foreclose the liens and security interests of this Security Instrument as against all or any part of the Property, and to have all or any part of the Property sold under the judgment or decree of a court of competent jurisdiction. This remedy shall be cumulative of any other nonjudicial remedies available to Beneficiary under this Security Instrument, the Note or the Other Loan Documents. Proceeding with a request or receiving a judgment for legal relief shall not be or be deemed to be an election of remedies or bar any available nonjudicial remedy of Beneficiary.

(g) Beneficiary’s Right to Appointment of Receiver. Beneficiary, as a matter of right and (i) without regard to the sufficiency of the security for repayment of the Debt and without notice to Grantor or Borrower, (ii) without any showing of insolvency, fraud, or mismanagement on the part of Grantor or Borrower, (iii) without the necessity of filing any judicial or other proceeding other than the proceeding for appointment of a receiver, and (iv) without regard to the then value of the Property, shall be entitled to the appointment of a receiver or receivers for the protection, possession, control, management and operation of the Property, including (without limitation), the power to collect the Rents, enforce this Security Instrument and, in case of a sale and deficiency, during the full statutory period of redemption (if any), whether there be a redemption or not, as well as during any further times when Grantor and/or Borrower, except for the intervention of such receiver, would be entitled to collection of such Rents. Grantor and Borrower hereby irrevocably consent to the appointment of a receiver or receivers. Any receiver appointed pursuant to the provisions of this subsection shall have the usual powers and duties of receivers in such matters.

(h) Commercial Code Remedies. Beneficiary may exercise any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing: (i) the right to take possession of the Personal Property or any part thereof, and to take such other measures as Beneficiary may deem necessary for the care, protection and preservation of the Personal Property, and (ii) request Grantor and/or Borrower at its expense to assemble the Personal Property and make it available to Beneficiary at a convenient place acceptable to Beneficiary. Any notice of sale, disposition or other intended action by Beneficiary with respect to the Personal Property sent to Grantor in accordance with the provisions hereof at least ten (10) days prior to such action, shall constitute commercially reasonable notice to Grantor and Borrower.

(i) Apply Escrow Funds. Beneficiary may apply any Funds (as defined in the Escrow Agreement) and any other sums held in escrow or otherwise by Beneficiary in accordance with the terms of this Security Instrument or any Other Loan Document to the payment of the following items in any order in its uncontrolled discretion:

(i) Taxes and Other Charges;

(ii) (iii) (iv)	Insurance Premiums; Interest on the unpaid principal balance of the Note; Amortization of the unpaid principal balance of the Note; and

(v) All other sums payable pursuant to the Note, this Security Instrument and the Other Loan Documents, including without limitation advances made by Beneficiary pursuant to the terms of this Security Instrument and reasonable internal costs and expenses incurred by Beneficiary including, without limitation, Beneficiary’s reasonable in-house legal fees.

(j) Other Rights. Beneficiary (i) may surrender the Policies maintained pursuant to this Security Instrument or any part thereof, and upon receipt shall apply the unearned premiums as a credit on the Debt, and, in connection therewith, Grantor and/or Borrower hereby appoint Beneficiary as agent and attorney-in-fact (which is coupled with an interest and is therefore irrevocable) for Grantor and/or Borrower to collect such premiums; and (ii) may apply the Tax and Insurance Escrow Fund (as defined in the Escrow Agreement) and/or the Replacement Escrow Fund (as defined in the Escrow Agreement) and any other funds held by Beneficiary toward payment of the Debt; and (iii) shall have and may exercise any and all other rights and remedies which Beneficiary may have at law or in equity, or by virtue of any of the Loan Documents, or otherwise.

(k) Discontinuance of Remedies. In case Beneficiary shall have proceeded to invoke any right, remedy, or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon same for any reason, Beneficiary shall have the unqualified right so to do and, in such event, Grantor, Borrower and Beneficiary shall be restored to their former positions with respect to the Debt, the Loan Documents, the Property or otherwise, and the rights, remedies, recourses and powers of Beneficiary shall continue as if same had never been invoked.

(l) Remedies Cumulative. All rights, remedies, and recourses of Beneficiary granted in the Note, this Security Instrument and the Other Loan Documents, any other pledge of collateral, or otherwise available at law or equity: (i) shall be cumulative and concurrent; (ii) may be pursued separately, successively, or concurrently against Grantor, Borrower, the Property, or any one or more of them, at the sole discretion of Beneficiary; (iii) may be exercised as often as occasion therefor shall arise, it being agreed by Grantor and Borrower that the exercise or failure to exercise any of same shall in no event be construed as a waiver or release thereof or of any other right, remedy, or recourse; (iv) shall be nonexclusive; (v) shall not be conditioned upon Beneficiary exercising or pursuing any remedy in relation to the Property prior to Beneficiary bringing suit to recover the Debt; and (vi) in the event Beneficiary elects to bring suit on the Debt and obtains a judgment against Borrower prior to exercising any remedies in relation to the Property, all liens and security interests, including the lien of this Security Instrument, shall remain in full force and effect and may be exercised thereafter at Beneficiary’s option.

(m) Bankruptcy Acknowledgment. In the event the Property or any portion thereof or any interest therein becomes property of any bankruptcy estate or subject to any state or federal insolvency proceeding, then Beneficiary shall immediately become entitled, in addition to all other relief to which Beneficiary may be entitled under this Security Instrument, to obtain (i) an order from the Bankruptcy Court or other appropriate court granting immediate relief from the automatic stay pursuant to §362 of the Bankruptcy Code so to permit Beneficiary to pursue its rights and remedies against Grantor and Borrower as provided under this Security Instrument and all other rights and remedies of Beneficiary at law and in equity under applicable state law, and (ii) an order from the Bankruptcy Court prohibiting Grantor and/or Borrower’s use of all “cash collateral” as defined under §363 of the Bankruptcy Code. In connection with such Bankruptcy Court orders, Grantor and/or Borrower shall not contend or allege in any pleading or petition filed in any court proceeding that Beneficiary does not have sufficient grounds for relief from the automatic stay. Any bankruptcy petition or other action taken by the Grantor and/or Borrower to stay, condition, or inhibit Beneficiary from exercising its remedies are hereby admitted by Grantor and/or Borrower to be in bad faith and Grantor and/or Borrower further admit that Beneficiary would have just cause for relief from the automatic stay in order to take such actions authorized under state law.

(n) Application of Proceeds. The proceeds from any sale, lease, or other disposition made pursuant to this Security Instrument, or the proceeds from the surrender of any insurance policies pursuant hereto, or any Rents collected by Beneficiary from the Property, or the Tax and Insurance Escrow Fund or the Replacement Escrow Fund (as defined in the Escrow Agreement) or proceeds from insurance which Beneficiary elects to apply to the Debt pursuant to Article 3 hereof, shall be applied by Trustee, or by Beneficiary, as the case may be, to the Debt in the following order and priority: (1) to the payment of all expenses of advertising, selling, and conveying the Property or part thereof, and/or prosecuting or otherwise collecting Rents, proceeds, premiums or other sums including reasonable attorneys’ fees and a reasonable fee or commission to Trustee, not to exceed five percent of the proceeds thereof or sums so received; (2) to that portion, if any, of the Debt with respect to which no person or entity has personal or entity liability for payment (the “Exculpated Portion”), and with respect to the Exculpated Portion as follows: first, to accrued but unpaid interest, second, to matured principal, and third, to unmatured principal in inverse order of maturity; (3) to the remainder of the Debt as follows: first, to the remaining accrued but unpaid interest, second, to the matured portion of principal of the Debt, and third, to prepayment of the unmatured portion, if any, of principal of the Debt applied to installments of principal in inverse order of maturity; (4) the balance, if any or to the extent applicable, remaining after the full and final payment of the Debt to the holder or beneficiary of any inferior liens covering the Property, if any, in order of the priority of such inferior liens (Trustee and Beneficiary shall hereby be entitled to rely exclusively on a commitment for title insurance issued to determine such priority); and (5) the cash balance, if any, to the Borrower. The application of proceeds of sale or other proceeds as otherwise provided herein shall be deemed to be a payment of the Debt like any other payment. The balance of the Debt remaining unpaid, if any, shall remain fully due and owing in accordance with the terms of the Note and the other Loan Documents.

Section 10.2 RIGHT OF ENTRY. Beneficiary and its agents shall have the right to enter and inspect the Property at all reasonable times upon reasonable prior notice and subject to the rights of tenants under the Leases at the Property.

ARTICLE 11 - INDEMNIFICATION; SUBROGATION

Section 11.1	GENERAL INDEMNIFICATION.

(a) Both Grantor and Borrower shall indemnify, defend and hold Beneficiary and Trustee harmless against: (i) any and all claims for brokerage, leasing, finder’s or similar fees which may be made relating to the Property or the Debt, and (ii) any and all liability, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses (including Beneficiary’s reasonable attorneys’ fees, together with reasonable appellate counsel fees, if any) of whatever kind or nature which may be asserted against, imposed on or incurred by Beneficiary or Trustee in connection with the Debt, this Security Instrument, the Property, or any part thereof, or the exercise by Beneficiary or Trustee of any rights or remedies granted to it under this Security Instrument; provided, however, that nothing herein shall be construed to obligate Grantor or Borrower to indemnify, defend and hold harmless Beneficiary from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses enacted against, imposed on or incurred by Beneficiary by reason of Beneficiary’s willful misconduct or gross negligence.

(b) If Beneficiary is made a party defendant to any litigation or any claim is threatened or brought against Beneficiary concerning the secured indebtedness, this Security Instrument, the Property, or any part thereof, or any interest therein, or the construction, maintenance, operation or occupancy or use thereof, then Beneficiary shall notify Grantor or Borrower of such litigation or claim and both Grantor and Borrower shall indemnify, defend and hold Beneficiary harmless from and against all liability by reason of said litigation or claims, including reasonable attorneys’ fees (together with reasonable appellate counsel fees, if any). The right to such attorneys’ fees (together with reasonable appellate counsel fees, if any) and expenses incurred by Beneficiary in any such litigation or claim of the type described in this Subsection 11.1(b), whether or not any such litigation or claim is prosecuted to judgment, shall be deemed to have accrued on the commencement of such claim or action and shall be enforceable whether or not such claim or action is prosecuted to judgment. If Beneficiary commences an action against both Grantor and Borrower to enforce any of the terms hereof or to prosecute any breach by both Grantor and Borrower of any of the terms hereof or to recover any sum secured hereby, Borrower shall pay to Beneficiary its reasonable attorneys’ fees (together with reasonable appellate counsel fees, if any) and expenses. If Grantor or Borrower breaches any term of this Security Instrument, Beneficiary may engage the services of an attorney or attorneys to protect its rights hereunder, and in the event of such engagement following any breach by Borrower and/or Grantor, Borrower shall pay Beneficiary reasonable attorneys’ fees (together with reasonable appellate counsel fees, if any) and expenses incurred by Beneficiary, whether or not an action is actually commenced against Borrower or Grantor by reason of such breach. All references to “attorneys” in this Subsection 11.1(b) and elsewhere in this Security Instrument shall include without limitation any attorney or law firm engaged by Beneficiary and Beneficiary’s in-house counsel, and all references to “fees and expenses” in this Subsection 11.1(b) and elsewhere in this Security Instrument shall include without limitation any reasonable fees of such attorney or law firm and any reasonable allocation charges and allocation costs of Beneficiary’s in-house counsel.

(c) A waiver of subrogation shall be obtained by both Grantor and Borrower from the insurance carrier and, consequently, Grantor and Borrower waive any and all right to claim or recover against Beneficiary, its officers, employees, agents and representatives, for loss of or damage to Grantor, Borrower, the Property, Grantor’s property or the property of others under Grantor’s or Borrower’s control from any cause insured against or required to be insured against by the provisions of this Security Instrument.

Section 11.2 ENVIRONMENTAL INDEMNIFICATION. Grantor and Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (as hereinafter defined) imposed upon or incurred by or asserted against any Indemnified Parties (other than those arising solely from a state of facts that first came into existence after Beneficiary acquired title to the Property through foreclosure or a deed in lieu thereof), and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any presence of any Hazardous Substances (as hereinafter defined) in, on, above, or under the Property; (b) any past, present or future Release (as hereinafter defined) of Hazardous Substances in, on, above, under or from the Property; (c) any activity by Grantor, Borrower, any person or entity affiliated with Grantor or Borrower, and any tenant or other user of the Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property of any Hazardous Substances at any time located in, under, on or above the Property; (d) any activity by Grantor, Borrower, any person or entity affiliated with Grantor, Borrower, and any tenant or other user of the Property in connection with any actual or proposed Remediation (as hereinafter defined) of any Hazardous Substances at any time located in, under, on or above the Property, whether or not such Remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action; (e) any past, present or threatened non-compliance or violations of any Environmental Law (as hereinafter defined) (or permits issued pursuant to any Environmental Law) in connection with the Property or operations thereon, including but not limited to any failure by Borrower, Grantor any person or entity affiliated with Borrower, Grantor and any tenant or other user of the Property to comply with any order of any governmental authority in connection with any Environmental Laws; (f) the imposition, recording or filing or the future imposition, recording or filing of any Environmental Lien (as hereinafter defined) encumbering the Property; (g) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Section 11.2; (h) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations under the Environmental Indemnity of even date executed by Borrower and Grantor; and (i) any diminution in value of the Property in any way connected with any occurrence or other matter referred to in this Section 11.2.

The term “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any governmental authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Property; and relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Property.

The term “Environmental Lien” includes but is not limited to any lien or other encumbrance imposed pursuant to Environmental Law, whether due to any act or omission of Borrower, Grantor or any other person or entity.

The term “Hazardous Substances” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, lead-based paints, radon, radioactive materials, flammables and explosives. Hazardous Substances shall not include Hazardous Substances of such types and of such quantities as are customarily used, stored or generated for offsite disposal or otherwise present in an office building, so long as they are in compliance with all Environmental Laws.

The term “Indemnified Parties” includes but is not limited to Beneficiary, any person or entity who is or will have been involved in originating the Loan evidenced by the Note, any person or entity who is or will have been involved in servicing the Loan, any person or entity in whose name the encumbrance created by this Security Instrument is or will have been recorded, persons and entities who may hold or acquire or will have held a full or partial interest in the Loan (including but not limited to those who may acquire any interest in Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties), as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assign of any and all of the foregoing (including but not limited to any other person or entity who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Property, whether during the term of the Loan or as part of or following foreclosure pursuant to the Loan) and including but not limited to any successors by merger, consolidation or acquisition of all or a substantial part of Beneficiary’s assets and business.

The term “Losses” includes but is not limited to any claims, suits, liabilities (including but not limited to strict liabilities), administrative or judicial actions or proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, costs of Remediation (whether or not performed voluntarily), judgments, award, amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, attorneys’ fees, engineer’s fees, environmental consultants’ fees and investigation costs (including but not limited to costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings.

The term “Release” with respect to any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

The term “Remediation” includes but is not limited to any response, remedial, removal, or corrective action; any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any Release of any Hazardous Substance; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to in this Article 11.

Section 11.3 DUTY TO DEFEND AND ATTORNEYS AND OTHER FEES AND EXPENSES Upon written request by any Indemnified Party, Grantor and Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole and absolute discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of claim or proceeding. Upon demand, Grantor and Borrower shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

Section 11.4 SURVIVAL OF INDEMNITIES. Notwithstanding any provision of this Security Instrument or any other Loan Document to the contrary, the provisions of Section 11.1 and Section 11.2, and Grantor’s and Borrower’s obligations thereunder, shall survive (a) the repayment of the Note, (b) the foreclosure of this Security Instrument, and (c) the release (or reconveyance, as applicable) of the lien of this Security Instrument.

ARTICLE 12 — SECURITY AGREEMENT

Section 12.1 SECURITY AGREEMENT. This Security Instrument is both a leasehold mortgage and a “security agreement” within the meaning of the Uniform Commercial Code. The Property includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Grantor in the Property. Grantor by executing and delivering this Security Instrument has granted and hereby grants to Beneficiary, as security for the Obligations, a security interest in the Property to the full extent that the Property may be subject to the Uniform Commercial Code (said portion of the Property so subject to the Uniform Commercial Code being called in this paragraph the “Collateral”). Grantor hereby authorizes Beneficiary to prepare and file, in form and substance satisfactory to Beneficiary, such financing statements, continuation statements, other uniform commercial code forms and shall pay all expenses and fees in connection with the filing and recording thereof, and such further assurances as Beneficiary may from time to time, reasonably consider necessary to create, perfect, and preserve Beneficiary’s security interest herein granted. This Security Instrument shall also be effective as a “fixture filing” as to property which is or is to become fixtures. Information concerning the security interest herein granted may be obtained from the parties at the addresses of the parties set forth in the first paragraph of this Security Instrument. If an Event of Default shall occur, Beneficiary, in addition to any other rights and remedies which they may have, shall have and may exercise immediately and without demand, any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing, the right to take possession of the Collateral or any part thereof, and to take such other measures as Beneficiary may deem necessary for the care, protection and preservation of the Collateral. Upon request or demand of Beneficiary, Grantor shall at its expense assemble the Collateral and make it available to Beneficiary at a convenient place acceptable to Beneficiary. Grantor shall pay to Beneficiary on demand any and all expenses, including legal expenses and attorneys’ fees, incurred or paid by Beneficiary in protecting the interest in the Collateral and in enforcing the rights hereunder with respect to the Collateral. Any notice of sale, disposition or other intended action by Beneficiary with respect to the Collateral sent to Grantor in accordance with the provisions hereof at least ten (10) days prior to such action, shall constitute commercially reasonable notice to Grantor. The proceeds of any disposition of the Collateral, or any part thereof, may be applied by Beneficiary to the payment of the Obligations in such priority and proportions as Beneficiary in its discretion shall deem proper. Grantor shall promptly advise Beneficiary of the accrual of any commercial tort claims involving the Property. In the event of any change in name, identity, structure, or jurisdiction or form of organization of Borrower or Grantor, Grantor and/or Borrower shall notify Beneficiary thereof, and Beneficiary shall be authorized to prepare and file such Uniform Commercial Code forms as Beneficiary may deem necessary to maintain the priority of Beneficiary’s lien upon and security interest in the Collateral, and Borrower or Grantor shall pay all expenses and fees in connection with such filing. Beneficiary shall also be authorized to prepare and file such other additional Uniform Commercial Code forms or continuation statements as Beneficiary shall deem necessary, and Borrower or Grantor shall pay all expenses and fees in connection with the filing thereof, it being understood and agreed, however, that no such additional documents shall increase Borrower’s obligations under the Note, this Security Instrument and the Other Loan Documents. Grantor and Borrower hereby irrevocably appoint Beneficiary as its attorney-in-fact, coupled with an interest, to file with the appropriate public office on its behalf any financing or other statements signed only by Beneficiary, as Grantor’s and Borrower’s attorney-in-fact, in connection with the Collateral covered by this Security Instrument. Notwithstanding the foregoing, Grantor and Borrower shall appear and defend in any action or proceeding which affects or purports to affect the Property and any interest or right therein, whether such proceeding effects title or any other rights in the Property (and in conjunction therewith, Grantor and Borrower shall fully cooperate with Beneficiary in the event Beneficiary is a party to such action or proceeding).

ARTICLE 13 — WAIVERS

Section 13.1 MARSHALLING AND OTHER MATTERS. Grantor and Borrower hereby waive, to the extent permitted by law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale hereunder of the Property or any part thereof or any interest therein. Further, Grantor and Borrower hereby expressly waive any and all rights of redemption from sale under any order or decree of foreclosure of this Security Instrument on behalf of either Grantor or Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of this Security Instrument and on behalf of all persons to the extent permitted by applicable law.

Section 13.2 WAIVER OF NOTICE. Neither Grantor nor Borrower shall be entitled to any notices of any nature whatsoever from Beneficiary except with respect to matters for which this Security Instrument specifically and expressly provides for the giving of notice by Beneficiary to Grantor or Borrower and except with respect to matters for which Beneficiary is required by applicable law to give notice, and both Grantor and Borrower hereby expressly waive the right to receive any notice from Beneficiary with respect to any matter for which this Security Instrument does not specifically and expressly provide for the giving of notice by Beneficiary to Borrower or Grantor.

Section 13.3 SOLE DISCRETION OF BENEFICIARY. Wherever pursuant to this Security Instrument Beneficiary exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Beneficiary, the decision of Beneficiary to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory shall be in the sole discretion of Beneficiary and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

Section 13.4 SURVIVAL. The indemnifications made pursuant to Article 11, shall continue indefinitely in full force and effect and shall survive and shall in no way be impaired by: any satisfaction or other termination of this Security Instrument, any assignment or other transfer of all or any portion of this Security Instrument or Beneficiary’s interest in the Property (but, in such case, shall benefit both Indemnified Parties and any assignee or transferee), any exercise of Beneficiary’s rights and remedies pursuant hereto including but not limited to foreclosure or acceptance of a deed in lieu of foreclosure, any exercise of any rights and remedies pursuant to the Note or any of the Other Loan Documents, any transfer of all or any portion of the Property (whether by Grantor, Borrower or by Beneficiary following foreclosure or acceptance of a deed in lieu of foreclosure or at any other time), any amendment to this Security Instrument, the Note or the Other Loan Documents, and any act or omission that might otherwise be construed as a release or discharge of Grantor or Borrower from the obligations pursuant hereto.

Section 13.5 WAIVER OF TRIAL BY JURY.

BOTH GRANTOR AND BORROWER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS SECURITY INSTRUMENT, THE NOTE, THE IDOT GUARANTY, OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH INCLUDING, BUT NOT LIMITED TO THOSE RELATING TO (A) ALLEGATIONS THAT A PARTNERSHIP EXISTS BETWEEN BENEFICIARY AND BORROWER OR BENEFICIARY AND GRANTOR; (B) USURY OR PENALTIES OR DAMAGES THEREFOR; (C) ALLEGATIONS OF UNCONSCIONABLE ACTS, DECEPTIVE TRADE PRACTICE, LACK OF GOOD FAITH OR FAIR DEALING, LACK OF COMMERCIAL REASONABLENESS, OR SPECIAL RELATIONSHIPS (SUCH AS FIDUCIARY, TRUST OR CONFIDENTIAL RELATIONSHIP); (D) ALLEGATIONS OF DOMINION, CONTROL, ALTER EGO, INSTRUMENTALITY, FRAUD, REAL ESTATE FRAUD, MISREPRESENTATION, DURESS, COERCION, UNDUE INFLUENCE, INTERFERENCE OR NEGLIGENCE; (E) ALLEGATIONS OF TORTIOUS INTERFERENCE WITH PRESENT OR PROSPECTIVE BUSINESS RELATIONSHIPS OR OF ANTITRUST; OR (F) SLANDER, LIBEL OR DAMAGE TO REPUTATION. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY GRANTOR AND BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. BENEFICIARY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BOTH GRANTOR AND BORROWER.

Section 13.6 WAIVER OF AUTOMATIC OR SUPPLEMENTAL STAY. In the event of the filing of any voluntary or involuntary petition under the Bankruptcy Code by or against Grantor or Borrower (other than an involuntary petition filed by or joined in by Beneficiary), neither the Grantor nor the Borrower shall assert, or request any other party to assert, that the automatic stay under §362 of the Bankruptcy Code shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Beneficiary to enforce any rights it has by virtue of this Security Instrument, or any other rights that Beneficiary has, whether now or hereafter acquired, against any guarantor of the Debt. Further, neither Grantor nor Borrower shall not seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to §105 of the Bankruptcy Code or any other provision therein to stay, interdict, condition, reduce or inhibit the ability of Beneficiary to enforce any rights it has by virtue of this Security Instrument against any guarantor of the Debt. The waivers contained in this paragraph are a material inducement to Beneficiary’s willingness to enter into this Security Instrument and both Grantor and Borrower acknowledge and agree that no grounds exist for equitable relief which would bar, delay or impede the exercise by Beneficiary of Beneficiary’s rights and remedies against Grantor and/or Borrower or any guarantor of the Debt.

ARTICLE 14 — NOTICES

Section 14.1 NOTICES. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a “notice”) shall be given in writing and shall be effective for all purposes if hand delivered or sent (i) by certified or registered United States mail, postage prepaid, or (ii) by (A) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery and (B) by telecopier (with answer back acknowledged), in any case addressed as follows (or to such other address or Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Grantor:	Park Plaza II, L.L.C.
c/o Columbia Equity Trust, Inc. 1750 H Street, NW, Suite 500 Washington, DC 20006 Attention: Oliver T. Carr, III Facsimile No.: (202) 303 - 3088 If to Borrower:	Park Plaza II Investors,L.L.C.
c/o Columbia Equity Trust, Inc. 1750 H Street, NW, Suite 500 Washington, DC 20006 Attention: Oliver T. Carr, III Facsimile No.: (202) 303 - 3088 with copies to:	Hunton & Williams LLP
c/o Columbia Equity Trust, Inc. 1900 K Street, NW Suite 1200 Attention: John Ratino, Esquire Washington, DC 20006 Facsimile: (202) 778-2201 If to the Trustee:	Alexander Title Agency Incorporated
5875 Trinity Parkway, Suite 210 Centreville, Virginia 20120 Facsimile No.: (202) 466-5070 If to Beneficiary:	Wachovia Bank, National Association

Commercial Real Estate Services

8739 Research Drive URP – 4, NC 1075,

Charlotte, North Carolina 28262

Attention: Portfolio Management

Facsimile No.: (704) 715-0035 With a copy to:	Cadwalader, Wickersham & Taft LLP

227 West Trade Street, Suite 2400

Charlotte, North Carolina 28202

Attention: Richard Madden, Esq.

Facsimile No.: (704) 348-5200

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day. For purposes of this subsection, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.

ARTICLE 15 — APPLICABLE LAW

Section 15.1 GOVERNING LAW; JURISDICTION This Security Instrument shall be governed by and construed in accordance with applicable federal law and the laws of the state where the Property is located, without reference or giving effect to any choice of law doctrine. Borrower and Grantor hereby irrevocably submit to the jurisdiction of any court of competent jurisdiction located in the state in which the Property is located in connection with any proceeding arising out of or relating to this Security Instrument.

Section 15.2 USURY LAWS. This Security Instrument and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Debt at a rate which could subject the holder of the Note to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law to contract or agree to pay. If by the terms of this Security Instrument or the Note, Borrower is at any time required or obligated to pay interest on the Debt at a rate in excess of such maximum rate, the rate of interest under the Security Instrument and the Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of the Note. All sums paid or agreed to be paid to Beneficiary for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Debt for so long as the Debt is outstanding.

Section 15.3 PROVISIONS SUBJECT TO APPLICABLE LAW. All rights, powers and remedies provided in this Security Instrument may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of law and are intended to be limited to the extent necessary so that they will not render this Security Instrument invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law. If any term of this Security Instrument or any application thereof shall be invalid or unenforceable, the remainder of this Security Instrument and any other application of the term shall not be affected thereby.

ARTICLE 16 — SECONDARY MARKET

Section 16.1 TRANSFER OF LOAN. (a) Beneficiary may, at any time, sell, transfer or assign the Note, this Security Instrument and the Other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (the “Securities”). Beneficiary will have a one-time right to change the Payment Date under the Note with not less than sixty (60) days prior written notice to Borrower and Grantor. Beneficiary may forward to each purchaser, transferee, assignee, servicer, participant, investor in such Securities or any Rating Agency (as hereinafter defined) rating such Securities (collectively, the “Investor”) and each prospective Investor, all documents and information which Beneficiary now has or may hereafter acquire relating to the Debt and to Borrower, Grantor, any Guarantor and the Property, whether furnished by Borrower, any Guarantor or otherwise, as Beneficiary determines necessary or desirable. The term “Rating Agency” shall mean each statistical rating agency that has assigned a rating to the Securities.

(a) In the event Grantor or Borrower requests Beneficiary’s consent with respect to any proposed action or Grantor or Borrower proposes to take any action not otherwise requiring Beneficiary’s specific consent under the Loan Documents, which Beneficiary determines, in its discretion, may affect (i) the “REMIC” status of Beneficiary, its successors or assigns, or (ii) the status of this Security Instrument as a “qualified mortgage” as defined in Section 860G of the Internal Revenue Code of 1986 (or any succeeding provision of such law), Beneficiary reserves the right to require Grantor and/or Borrower, at Borrower’s sole expense, to obtain, from counsel satisfactory to Beneficiary in its discretion, an opinion, in form and substance satisfactory to Beneficiary in its discretion, that no adverse tax consequences will arise as a result of the proposed course of action.

(b) Beneficiary shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages, deeds of trust and other security documents (the “Severed Loan Documents”) in such denominations and priorities as Beneficiary shall determine in its sole discretion, provided, however, that the terms, provisions and clauses of the Severed Loan Documents shall be no more adverse to Borrower or Grantor than those contained in the Note, the IDOT Guaranty, this Security Instrument and the other Loan Documents. Borrower hereby acknowledges that partial prepayments of principal under separate notes may cause the weighted average interest rate to change over time due to the non pro-rata allocation of such prepayments between any such separate notes, participations or components; provided, however the interest rate spread for each such note, participation or component shall not change. Borrower and/or Grantor shall, at Beneficiary’s sole expense, execute and deliver to Beneficiary from time to time, promptly after the request of Beneficiary, a severance agreement and such other documents as Beneficiary shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Beneficiary. Grantor and Borrower hereby absolutely and irrevocably appoint Beneficiary as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Grantor and Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, that Beneficiary shall not make or execute any such documents under such power until (i) if such exercise by Beneficiary shall not be of an urgent nature, not less than five (5) Business Days or (ii) in all other cases, not less than three (3) days has passed after notice has been given to Grantor or Borrower by Beneficiary of Beneficiary’s intent to exercise its rights under such power.

(c) Borrower hereby agrees to use reasonable efforts to cause counsel to reissue legal opinions (including, without limitation, any nonconsolidation opinion), make immaterial revisions to organizational documents and other loan documentation with such reasonable and customary modifications as may be requested by at least two (2) Rating Agencies to satisfy Rating Agency Requirements (as defined below). Notwithstanding anything herein to the contrary, Wachovia Bank, National Association shall be the initial servicer of the Loan.

“Rating Agency Requirements” shall mean such requirements as the Rating Agencies may impose as a condition to their assigning to the Securities such ratings as may be acceptable to Beneficiary. Grantor and Borrower acknowledge that the Loan and/or Securities are contemplated to include the highest ratings assigned by the Rating Agencies.

ARTICLE 17 — COSTS

Section 17.1 PERFORMANCE AT BORROWER’S EXPENSE. Grantor and Borrower acknowledge and confirm that Beneficiary shall impose certain administrative processing and/or commitment fees in connection with (a) the extension, renewal, modification, amendment and termination (excluding the scheduled maturity of the Note) of its loans, (b) the release or substitution of collateral therefor, (c) obtaining certain consents, waivers and approvals with respect to the Property, (d) reviewing leases, easements, or any other document submitted by or on behalf of Borrower or Grantor to Beneficiary for review or approval, or (e) determining, at Borrower’s or Grantor’s request, Borrower’s satisfaction of any condition under the Loan Documents (the occurrence of any of the above shall be called an “Event”). Borrower and Grantor hereby acknowledge and agree to pay, promptly, upon demand, all such fees (as the same may be increased or decreased from time to time), including Beneficiary’s reasonable in-house legal fees, and any additional fees of a similar type or nature which may be reasonably imposed by Beneficiary from time to time, upon the occurrence of any Event.

Section 17.2 ATTORNEY’S FEES FOR ENFORCEMENT. (a) Borrower shall pay all reasonable legal fees incurred by Beneficiary in connection with (i) the preparation of the Note, this Security Instrument and the Other Loan Documents and (ii) the items set forth in Section 17.1 above, and (b) Borrower and/or Grantor shall pay to Beneficiary on demand any and all expenses, including in-house and outside legal expenses and attorneys’ fees, incurred or paid by Beneficiary in protecting its interest in the Property or Personal Property and/or collecting any amount payable or in enforcing its rights hereunder with respect to the Property or Personal Property, whether or not any legal proceeding is commenced hereunder or thereunder and whether or not any default or Event of Default shall have occurred and is continuing, together with interest thereon at the Default Rate from the date of notice to Borrower of the payment of or incurring of such expense by Beneficiary until paid by Borrower.

ARTICLE 18 — DEFINITIONS

Section 18.1 GENERAL DEFINITIONS. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Security Instrument may be used interchangeably in singular or plural form and the word Grantor ”shall mean “each Grantor and any subsequent owner or owners of the Property or any part thereof or any interest therein,” the word “Borrower” shall mean “each Borrower and any subsequent borrowers under the Note and the Other Loan Documents,” the word “Beneficiary” shall mean “Beneficiary and any subsequent holder of the Note,” the word “Note” shall mean “the Note and any other evidence of indebtedness secured by this Security Instrument,” the word “person” shall include an individual, corporation, partnership, trust, unincorporated association, government, governmental authority, and any other entity, the word “Property” shall include any portion of the Property and any interest therein, and the phrases “attorneys’ fees,” “legal fees” and “counsel fees” shall include any and all attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Beneficiary in protecting its interest in the Property, the Leases and the Rents and enforcing its rights hereunder.

ARTICLE 19 — MISCELLANEOUS PROVISIONS

Section 19.1 NO ORAL CHANGE. This Security Instrument, the Note, the IDOT Guaranty and the Other Loan Documents and any provisions hereof or thereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Grantor, Borrower or Beneficiary, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

Section 19.2 LIABILITY. If Grantor and/or Borrower consist of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Security Instrument shall be binding upon and inure to the benefit of Grantor, Borrower and Beneficiary and their respective successors and assigns forever.

Section 19.3 INAPPLICABLE PROVISIONS If any term, covenant or condition of the Note or this Security Instrument is held to be invalid, illegal or unenforceable in any respect, the Note and this Security Instrument shall be construed without such provision.

Section 19.4 HEADINGS, ETC. The headings and captions of various Sections of this Security Instrument are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

Section 19.5 DUPLICATE ORIGINALS; COUNTERPARTS. This Security Instrument may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Security Instrument may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Security Instrument. The failure of any party hereto to execute this Security Instrument, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 19.6 NUMBER AND GENDER. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

Section 19.7 SUBROGATION. If any or all of the proceeds of the Note have been used to extinguish, extend or renew any indebtedness heretofore existing against the Property, then, to the extent of the funds so used, Beneficiary shall be subrogated to all of the rights, claims, liens, titles, and interests existing against the Property heretofore held by, or in favor of, the holder of such indebtedness and such former rights, claims, liens, titles, and interests, if any, are not waived but rather are continued in full force and effect in favor of Beneficiary and are merged with the lien and security interest created herein as cumulative security for the repayment of the Debt, the performance and discharge of Grantor’s and Borrower’s obligations hereunder, under the Note, the IDOT Guaranty and the Other Loan Documents and the performance and discharge of the Other Obligations.

Section 19.8 ENTIRE AGREEMENT. The Note, the IDOT Guaranty, this Security Instrument and the Other Loan Documents constitute the entire understanding and agreement between Grantor, Borrower and Beneficiary with respect to the transactions arising in connection with the Debt and supersede all prior written or oral understandings and agreements between Grantor, Borrower and Beneficiary with respect thereto. Grantor and Borrower hereby acknowledge that, except as incorporated in writing in the Note, this Security Instrument and the Other Loan Documents, there are not, and were not, and no persons are or were authorized by Beneficiary to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the transaction which is the subject of the Note, this Security Instrument and the Other Loan Documents.

ARTICLE 20 — TRUSTEE

Trustee may resign by the giving of notice of such resignation in writing or verbally to Beneficiary. If Trustee shall die, resign, or become disqualified from acting in the execution of this trust, or if, for any reason, Beneficiary shall prefer to appoint a substitute trustee or multiple substitute trustees, or successive substitute trustees or successive multiple substitute trustees, to act instead of the aforenamed Trustee, Beneficiary shall have full power to appoint a substitute trustee (or, if preferred, multiple substitute trustees) in succession who shall succeed (and if multiple substitute trustees are appointed, each of such multiple substitute trustees shall succeed) to all the estates, rights, powers, and duties of the aforenamed Trustee. Such appointment may be executed by any authorized agent of Beneficiary, and if such Beneficiary be a corporation and such appointment be executed in its behalf by any officer of such corporation, such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the board of directors or any superior officer of the corporation. Grantor hereby ratifies and confirms any and all acts which the aforenamed Trustee, or his successor or successors in this trust, shall do lawfully by virtue hereof. If multiple substitute Trustees are appointed, each of such multiple substitute Trustees shall be empowered and authorized to act alone without the necessity of the joinder of the other multiple substitute trustees, whenever any action or undertaking of such substitute trustees is requested or required under or pursuant to this Security Instrument or applicable law. Any substitute Trustee appointed pursuant to any of the provisions hereof shall, without any further act, deed, or conveyance, become vested with all the estates, properties, rights, powers, and trusts of its or his predecessor in the rights hereunder with like effect as if originally named as Trustee herein; but nevertheless, upon the written request of Beneficiary or of the substitute Trustee, the Trustee ceasing to act shall execute and deliver any instrument transferring to such substitute Trustee, upon the trusts herein expressed, all the estates, properties, rights, powers, and trusts of the Trustee so ceasing to act, and shall duly assign, transfer and deliver any of the property and moneys held by such Trustee to the substitute Trustee so appointed in the Trustee’s place. No fees or expenses shall be payable to Trustee, except in connection with a foreclosure of the Property or any part thereof or in connection with the release of the Property following payment in full of the Debt.

ARTICLE 21 - SPECIAL MARYLAND PROVISIONS

Section 21.1	PRINCIPLES OF CONSTRUCTION.

In the event of any inconsistencies between the terms and conditions of this Article 21 and the other terms and conditions of this Security Instrument, the terms and conditions of this Article 21 shall control and be binding.

Section 21.2 FINANCING STATEMENT– AS-EXTRACTED COLLATERAL. Grantor hereby grants to Beneficiary as security for the Obligations a security interest in of Grantor’s interest in all as-extracted collateral (as defined in Title 9 of the Uniform Commercial Code) related to the Land, including without limitation accounts arising out of the sale at the wellhead or minehead of oil, gas or other minerals related to the Land. This Security Instrument shall be effective as a financing statement covering as-extracted collateral.

Section 21.3 RELEASE. If and when Grantor’s and Borrower’s obligations hereunder and its other obligations arising under the Loan Documents have been fully discharged, and all of the covenants, warranties, undertakings and agreements in this Security Instrument are kept and performed, and all obligations, if any, of Beneficiary for future advances have been terminated, then, and in that event only, all rights under this Security Instrument shall terminate (except to the extent expressly provided herein with respect to indemnifications, representations and warranties and other rights which are to continue following the release hereof), and the Trustee, upon request by Beneficiary, will provide a release of this Security Instrument to Grantor and any amounts remaining on deposit in any reserve accounts maintained under the Loan Documents shall be disbursed to Borrower. Borrower shall be responsible for the recordation of such release and payment of any recording costs associated therewith.

Section 21.4 RIGHTS AND REMEDIES OF TRUSTEE.

(a) If there shall occur an Event of Default under this Security Instrument, then this Security Instrument is subject to foreclosure as provided by law.

The Grantor assents to the passage of a decree for the sale of the Property and further authorizes the Trustee to sell the Property pursuant to Section 7-105 of the Real Property Article, Annotated Code of Maryland, as amended, and Rule 14-101, et. seq. of the Maryland Rules of Procedure, as amended, or other applicable law.

(b) If one or more of the Events of Default shall occur, the Trustee is then authorized and shall have the power and the duty at the direction of Beneficiary to proceed by suit or suits at law or in equity or by any other appropriate remedy to protect and enforce the rights of Beneficiary whether for specific performance of any covenant or agreement contained herein, or in aid of the execution of any power herein granted, or to enforce payment of the Obligations, or to foreclose this Security Instrument, or to sell the Property under the judgment or decree of a court or courts of competent jurisdiction, or otherwise. Grantor, in accordance with Title 14, Chapter 200 of the Maryland Rules of Procedure, or of any other general or local laws or rules or regulations of the State of Maryland relating to mortgages and deeds of trust including any amendments thereof or supplements thereto which do not materially change or impair the remedy, does hereby declare and assent to the passage of a decree to sell the Property by the equity court having jurisdiction for the sale of the Property and the trustee or trustees appointed by such decree of court shall have, subject to the terms of the decree of court, the same authority and power to sell on the terms and conditions herein set forth, and for such purposes the word “Trustee” shall be deemed to include the trustee or trustees so appointed. This assent to decree shall not be exhausted in the event the proceeding is dismissed before the Obligations secured hereby are paid in full. In connection with any foreclosure, Beneficiary and/or Trustee may (y) procure such title reports, surveys, tax histories and appraisals as they deem necessary, and (z) make such repairs and additions to the Property as they deem advisable, all of which shall constitute Expenses (hereinafter defined).

(c) If one or more of the Events of Default shall occur, the Trustee, at the direction of Beneficiary, shall sell, and in the case of default of any purchaser or purchasers shall resell all the Property as an entirety, or in such parcels and in such order as Beneficiary shall in writing request, or in the absence of such request, as the Trustee may determine, by one sale or by several sales, and any fixtures or collateral encumbered by this Security Instrument may be sold at the same sale as the Property or in one or more sales (Grantor hereby waiving for itself and for any person claiming by or through it application of the doctrines of marshalling of assets), at public auction at some convenient place or places in the jurisdiction in the State of Maryland where the Property is situate, or in such other place or places as may be permitted by law, at such time, in such manner and upon such terms as the Trustee may fix and briefly specify in each notice of sale, which notice of sale shall state the time when, and the place where, the same is to be made, shall contain a brief general description of the property to be sold, and shall be sufficiently given if published once a week for three (3) consecutive weeks prior to such sale in at least one newspaper printed in the English language and customarily published in the place or places where such sale is to take place, or in such other manner as may be required by law and Beneficiary or the Trustee may cause such further public advertisement to be made as they may deem advisable, and any such sale may be adjourned by the Trustee by announcement at the time and place appointed for such sale or for such adjourned sale, and, without further notice or publication, such sale may be made at the time and place to which the same shall be so adjourned. If one or more leases are entered into or recorded subsequent to the recording of this Security Instrument or are otherwise subordinate to this Security Instrument, the Trustee shall sell, at the direction of the Beneficiary, subject to any one or more of such tenancies that are designated and selected by the Beneficiary. For purposes of this Article 21, “Expenses” means all costs and expenses of any nature whatsoever incurred at any time and from time to time (whether before or after an Event of Default) by Beneficiary or Trustee in exercising or enforcing any rights, powers and remedies provided in this Security Instrument or any of the other Loan Documents, including, without limitation, reasonable attorneys’ fees, court costs, receivers’ fees, management fees and costs incurred in the repair, maintenance and operation of, or taking possession of the Property, subject to the terms and provisions contained in the space Leases and the Ground Lease as to the costs for maintenance and repair, or selling, the Property.

(d) Upon the completion of any sale and compliance with all the terms thereof, the Trustee shall execute and deliver to the purchaser or purchasers a good and sufficient deed of conveyance, assignment and transfer, lawfully conveying, assigning and transferring the property sold. Payment to the Trustee of the entire purchase money shall be full and sufficient discharge of any purchaser or purchasers of the property, sold as aforesaid, for the purchase money; and no such purchaser, or his representatives, successors or assigns, after paying such purchase money and receiving the deed shall be bound to see the application of such purchase money.

(e) Beneficiary and any affiliate thereof may be a purchaser of the Property or of any part thereof or of any interest therein at any public sale thereof, whether pursuant to foreclosure or power of sale or otherwise hereunder, without forfeiting its right to collect any deficiency from Borrower or Grantor; and Beneficiary may apply upon the purchase price the Debt secured hereby owing to Beneficiary. Beneficiary, upon any such purchase, shall acquire good title to the properties so purchased, free of the lien of this Security Instrument and free of all rights of redemption in Grantor and/or Borrower and free of all liens and encumbrances subordinate to this Security Instrument.

(f) In the case of any sale of the Property or of any part thereof, whether under the power of sale herein granted, assent to decree or through judicial proceedings, the purchase money, proceeds and avails thereof, together with any other sums which may then be held as security hereunder or be due under any of the provisions hereof as a part of the Property, shall be applied as follows:

FIRST, to pay all proper costs, charges, fees and expenses herein provided for and to pay all Expenses incurred in connection with such sale or in preparing the Property for such sale and of obtaining possession including, among other things, counsel fees of Five Hundred Dollars ($500.00) for conducting the proceedings if without contest, but if legal services are rendered to Trustee or Beneficiary in connection with any contested matter in the proceedings, then such additional counsel fees and expenses shall be allowed out of the proceeds of sale or sales as the court may deem proper; and also to pay a commission to the auctioneer conducting the sale of Five Hundred Dollars ($500.00);

SECOND, to pay whatever may then remain unpaid of the Obligations and the interest thereon to the date of payment, whether the same shall be due or not, it being agreed that the Obligations shall, upon such sale being made before the maturity thereof, be and become immediately due and payable at the election of Beneficiary and to pay all of the indebtedness secured hereby;

THIRD, to pay the remainder of said proceeds, if any, less the expense, if any, of obtaining possession, to Borrower, Grantor or other party lawfully entitled to receive the same, upon the delivery and surrender of possession of the Property sold and conveyed and delivery of all records, books, bank accounts, Leases, agreements, security deposits of the lessees and all other material relating to the operation of the Property to the said purchaser or purchasers.

(g) If one or more of the Events of Default shall occur, Beneficiary may, at its option, declare the entire unpaid principal amount of the Obligations (if not already due and payable) to be due and payable immediately, and upon any such declaration the same shall become and be immediately due and payable, anything in the documents evidencing or securing the Obligations or in this Security Instrument to the contrary notwithstanding; and in the event of any sale of all or any part of the Property, whether made under the power of sale herein granted, assent to a decree or through judicial proceedings, such unpaid principal amount shall automatically and without notice become so due and payable. If Beneficiary exercises Beneficiary’s option to declare the entire unpaid principal amount of the Obligations to be due and payable, Borrower covenants to pay immediately the full amount of the indebtedness secured hereby even though foreclosure or other court proceedings to collect the indebtedness have not been commenced. Acceptance by the Beneficiary of partial payment after a default or an Event of Default, with or without knowledge of the default or Event of Default, shall not be a waiver of the default or Event of Default unless Beneficiary shall specifically state in writing that the acceptance waives the default or Event of Default or states further conditions which must be satisfied to constitute such a waiver. The failure of Beneficiary to exercise the option for acceleration of maturity, foreclosure, or either, following an Event of Default or to exercise any other option or privilege granted to Beneficiary hereunder in any one or more instances or the acceptance by Beneficiary of partial payments hereunder, shall not constitute a waiver of any such default, but such option privilege shall remain continuously in force. Acceleration of maturity, once declared by Beneficiary, may at the option of Beneficiary, be rescinded by written acknowledgement to the effect by Beneficiary, but the tender and acceptance of partial payments alone shall not rescind or affect in any way such acceleration of maturity.

(h) If one or more of the Events of Default shall occur, Grantor and/or Borrower shall, upon demand, forthwith surrender the actual possession, and, to the extent permitted by law, Beneficiary, by such officers or agents as it may appoint, may enter and take possession of the Property and may exclude Grantor and Borrower, its agents and servants wholly therefrom, and having and holding the same, may use, operate, manage and control the Property or any part thereof, and upon every such entry Beneficiary, at the expense of Grantor and Borrower and of the Property, from time to time may make all necessary or proper repairs, renewals, replacements and useful or required alterations, additions, betterments and improvements to and upon the Property as it may seem judicious and pay all costs and expenses of so taking, holding and managing the same, including reasonable compensation to its employees and other agents (including, without limitation, attorneys’ fees and management and rental commissions) and any taxes, assessments and other charges prior to the legal operation and effect of this Security Instrument which Beneficiary may deem it wise or desirable to pay, and in such case Beneficiary shall have the right to manage the Property and to carry on the business and exercise of all rights and powers of Grantor and Borrower, either in the name of Grantor and Borrower, or otherwise, as Beneficiary shall deem advisable; and Beneficiary shall be entitled to collect and receive all rents thereof and therefrom. The taking of possession and collection of rents by Beneficiary shall not be construed to be an affirmation of any lease or acceptance of any attornment with respect to any lease of all or any portion of the Property. After deducting the expenses of operating the Property and of conducting the business thereof, and of all repairs, maintenance, renewals, replacements, alterations, additions, betterments, improvements and all payments which it may be required or may elect to make for taxes or other proper charges on the Property, or any part thereof, as well as just and reasonable compensation for all its employees and other agents (including, without limitations, attorneys’ fees and management and rental commissions) engaged and employed, the moneys arising as aforesaid shall be applied to the indebtedness secured hereby. Whenever all that is due upon the principal of and interest on the Obligations and under any of the terms of this Security Instrument shall have been paid and all defaults made good, Beneficiary shall surrender possession to Grantor and Borrower. The same right of entry, however, shall exist if any subsequent Event of Default shall occur.

(i) The Trustee may act hereunder and may sell and convey the Property as herein provided, although the Trustee has been, may now be or may hereafter be, and attorney or agent of any Beneficiary, in respect of any matter or business whatsoever.

ARTICLE 22 - GROUND LEASE PROVISIONS

Section 22.1	GROUND LEASE.

(a) Grantor will comply in all material respects with the terms and conditions of the Ground Lease. Grantor will not do or permit anything to be done, the doing of which, or refrain from doing anything, the omission of which, will impair or tend to impair the security of the Premises under the Ground Lease or will be grounds for declaring a forfeiture of the Ground Lease.

(b) Grantor shall enforce the Ground Lease and will not terminate, modify, cancel, change, supplement, alter or amend the Ground Lease, or waive, excuse, condone or in any way release or discharge the lessor under the Ground Lease (the “Ground Lessor”) of or from any of the material covenants and conditions to be performed or observed by the Ground Lessor under the Ground Lease. Grantor hereby expressly covenants with Beneficiary not to cancel, surrender, amend, modify or alter in any way the terms of the Ground Lease. Grantor hereby assigns to Beneficiary, as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Security Instrument, all of the rights, privileges and prerogatives of Grantor, as tenant under the Ground Lease, to surrender the leasehold estate created by the Ground Lease or to terminate, cancel, modify, change, supplement, alter or amend the Ground Lease, and any such surrender of the leasehold estate created by the Ground Lease or termination, cancellation, modification, change, supplement, alteration or amendment of the Ground Lease without the prior consent of Beneficiary shall be void and of no force and effect.

(c) Grantor will give Beneficiary prompt (and in all events within five (5) days) notice of any default under the Ground Lease or of the receipt by Grantor of any notice of default from Ground Lessor. Grantor will promptly (and in all events within (5) days) furnish to Beneficiary copies of all information furnished to Ground Lessor by the terms of the Ground Lease or the provisions of this Section. Grantor will deposit with Beneficiary an exact copy of any notice, communication, plan, specification or other instrument or document received or given by Grantor in any way relating to or affecting the Ground Lease which may concern or affect the estate of Ground Lessor or Grantor thereunder in or under the Ground Lease or in the real estate thereby demised.

(d) Beneficiary shall have the right, but not the obligation, to perform any obligations of Grantor under the terms of the Ground Lease during the continuance of a default. All costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) so incurred, shall be treated as an advance secured by this Security Instrument, shall bear interest thereon at the Default Rate from the date of payment by Beneficiary until paid in full and shall be paid by Grantor to Beneficiary during the continuance of an Event of Default within five (5) days after demand. No performance by Beneficiary of any obligations of Grantor shall constitute a waiver of any default arising by reason of Grantor’s failure to perform the same. If Beneficiary shall make any payment or perform any act or take action in accordance with this Section 22.1(c), Beneficiary will notify Grantor of the making of any such payment, the performance of any such act, or the taking of any such action. In any such event, subject to the rights of lessees, sublessees and other occupants under the Leases, Beneficiary and any person designated by Beneficiary shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action.

(e) To the extent permitted by law, the price payable by Grantor or any other person or entity in the exercise of any right of redemption following foreclosure of the Property shall include all rents paid and other sums advanced by Beneficiary, together with interest thereon at the Default Rate as ground lessee under the Ground Lease, on behalf of Grantor on account of the Property.

(f) Unless Beneficiary shall otherwise consent, the fee title and the leasehold estate in the Property shall not merge but shall always be kept separate and distinct, notwithstanding the union of said estates either in Ground Lessor or in Grantor, or in a third party, by purchase or otherwise.

(g) Upon prior written consent from Beneficiary, which Beneficiary may withhold in its sole and absolute discretion, Grantor may acquire the fee title to the Land. Upon acquisition of the fee title or any other estate, title or interest in the Property, this Security Instrument shall, automatically and without the necessity of execution of any other documents, attach to and cover and be a lien upon such other estate so acquired, and such other estate shall be considered as mortgaged, assigned and conveyed to Beneficiary and the lien hereof spread to cover such estate with the same force and effect as though specifically herein mortgaged, assigned and conveyed. Grantor and Borrower agree, at their sole cost and expense, including without limitation Beneficiary’s reasonable attorneys’ fees, to (i) execute any and all documents or instruments necessary to subject its fee title to the Land to the lien of this Security Instrument; and (ii) provide a title insurance policy which shall insure that the lien of this Security Instrument is a first lien on Grantor’s fee title to the Land. Notwithstanding the foregoing, if the Ground Lease is for any reason whatsoever terminated prior to the natural expiration of its term, and if, pursuant to any provisions of the Ground Lease or otherwise, Beneficiary or its designee shall acquire from the landlord thereunder another lease of the Property, Grantor shall have no right, title or interest in or to such other lease or the leasehold estate created thereby unless Beneficiary shall so elect.

(h) If the Ground Lessor shall deliver to Beneficiary a copy of any notice of default sent by the Ground Lessor to Grantor, as tenant under the Ground Lease, such notice shall constitute full protection to Beneficiary for any action taken or omitted to be taken by Beneficiary in reliance thereon.

(i) Grantor shall not cancel any individual option, if any, to automatically extend or renew the term of the Ground Lease without written consent of the Beneficiary, and Grantor hereby expressly authorizes and appoints Beneficiary its attorney-in-fact to nullify any cancellation notice sent by Grantor that is not also signed by Beneficiary and act in the name of and upon behalf of Grantor to automatically extend the Ground Lease if Grantor fails to act as herein required, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

(j) Each space Lease hereafter made and each renewal of any existing Lease shall provide that, (i) in the event of the termination of the Ground Lease, the Lease shall not terminate or be terminable by the lessee; (ii) in the event of any action for the foreclosure of this Security Instrument, the Lease shall not terminate or be terminable by the subtenant by reason of the termination of the Ground Lease unless the lessee is specifically named and joined in any such action and unless a judgment is obtained therein against the lessee; and (iii) in the event that the Ground Lease is terminated as aforesaid, the lessee under the Lease shall attorn to the lessee under the Ground Lease or to the purchaser at the sale of the Property on such foreclosure, as the case may be.

(k) Grantor hereby assigns, transfers and sets over to Beneficiary all of Grantor’s claims and rights to the payment of damages arising from any rejection by the Ground Lessor of the Ground Lease under the Bankruptcy Code. Grantor shall notify Beneficiary promptly (and in any event within ten (10) days) of any claim, suit action or proceeding relating to the rejection of the Ground Lease. Beneficiary is hereby irrevocably appointed as Grantor’s attorney-in-fact, coupled with an interest, with exclusive power to file and prosecute, to the exclusion of Grantor, any proofs of claim, complaints, motions, applications, notices and other documents, in any case in respect of the Ground Lessor under the Bankruptcy Code during the continuance of any default. Grantor may make any compromise or settlement in connection with such proceedings (subject to Beneficiary’s reasonable approval); provided, however, that Beneficiary shall be authorized and entitled to compromise or settle any such proceeding if such compromise or settlement is made after the occurrence and during the continuance of any default. Grantor shall promptly execute and deliver to Beneficiary any and all instruments reasonably required in connection with any such proceeding after request therefor by Beneficiary. Except as set forth above, Grantor shall not adjust, compromise, settle or enter into any agreement with respect to such proceedings without the prior written consent of Beneficiary.

(l) Grantor shall not, without Beneficiary’s prior written consent, elect to .treat the Ground Lease as terminated under Section 365(h)(l) of the Bankruptcy Code. Any such election made without Beneficiary’s prior written consent shall be void.

(m) If pursuant to Section 365(h)(2) of the Bankruptcy Code, Grantor seeks to offset against the rent reserved in the Ground Lease the amount of any damages caused by the non-performance by the Ground Lessor of any of the Ground Lessor’s obligations under the Ground Lease after the rejection by the Ground Lessor of the Ground Lease under the Bankruptcy Code, Grantor shall, prior to effecting such offset, notify Beneficiary of its intention to do so, setting forth the amounts proposed to be so offset and the basis therefor. If Beneficiary has failed to object as aforesaid within ten (10) days after notice from Grantor in accordance with the first sentence of this Subsection (l), Grantor may proceed to effect such offset in the amounts set forth in Grantor’s notice. Neither Beneficiary’s failure to object as aforesaid nor any objection or other communication between Beneficiary and Grantor relating to such offset shall constitute an approval of any such offset by Beneficiary. Grantor shall indemnify and save Beneficiary harmless from and against any and all claims, demands, actions, suits, proceedings, damages, losses, costs and expenses of every nature whatsoever (including, without limitation, reasonable attorneys’ fees and disbursements) arising from or relating to any such offset by Grantor against the rent reserved in the Ground Lease.

(n) If any action, proceeding, motion or notice shall be commenced or filed in respect of Grantor or, after the occurrence and during the continuance of any Event of Default, the Property in connection with any case under the Bankruptcy Code, Beneficiary shall have the option, to the exclusion of Grantor, exercisable upon notice from Beneficiary to Grantor, to conduct and control any such litigation with counsel of Beneficiary’s choice. Beneficiary may proceed in its own name or in the name of Grantor in connection with any such litigation, and Grantor agrees to execute any and all powers, authorizations, consents and other documents required by Beneficiary in connection therewith. Grantor shall pay to Beneficiary all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) paid or incurred by Beneficiary in connection with the prosecution or conduct of any such proceedings within five (5) days after notice from Beneficiary setting forth such costs and expenses in reasonable detail. Any such costs or expenses not paid by Grantor as aforesaid shall be secured by the lien of this Security Instrument, shall be added to the principal amount of the Debt and shall bear interest at the Default Rate. Grantor shall not commence any action, suit, proceeding or case, or file any application or make any motion, in respect of the Ground Lease in any such case under the Bankruptcy Code without the prior written consent of Beneficiary.(o) Grantor shall immediately, after obtaining knowledge thereof,         .notify Beneficiary of any filing by or against the Ground Lessor of a petition under the Bankruptcy Code. Grantor shall thereafter forthwith give written notice of such filing to Beneficiary, setting forth any information available to Grantor as to the date of such filing, the court in which such petition was filed, and the relief sought therein. Grantor shall promptly deliver to Beneficiary following receipt any and all notices, summonses, pleadings, applications and other documents received by Grantor in connection with any such petition and any proceedings relating thereto.

(p) If there shall be filed by or against Grantor a petition under the Bankruptcy Code, and Grantor, as the tenant under the Ground Lease, shall determine to reject the Ground Lease pursuant to Section 365(a) of the Bankruptcy Code, then Grantor shall give Beneficiary not less than ten (10) days’ prior notice of the date on which Grantor shall apply to the bankruptcy court for authority to reject the Ground Lease. Beneficiary shall have the right, but not the obligation, to serve upon Grantor within such 10-day period a notice stating that (i) Beneficiary demands that Grantor assume and assign the Ground Lease to Beneficiary pursuant to Section 365 of the Bankruptcy Code and (ii) Beneficiary covenants to cure or provide adequate assurance of prompt cure of all defaults and provide adequate assurance of future performance under the Ground Lease. If Beneficiary serves upon Grantor the notice described in the preceding sentence, Grantor shall not seek to reject the Ground Lease and shall comply with the demand provided for in clause (i) of the preceding sentence within thirty (30) days after the notice shall have been given, subject to the performance by Beneficiary of the covenant provided for in clause (ii) of the preceding sentence.

(q) Effective upon the entry of an order for relief in respect of Grantor under the Bankruptcy Code, Grantor hereby assigns and transfers to Beneficiary a non-exclusive right to apply to the Bankruptcy Code under Section 365(d)(4) of the Bankruptcy Code for an order extending the period during which the Ground Lease may be rejected or assumed.

(r) Grantor represents and warrants that (i) the lien of any mortgage now or hereafter placed on the fee title to the Premises is and will be subject and subordinate to the Ground Lease and to any New Lease (hereinafter defined); (ii) if there shall be a condemnation or taking in lieu of a condemnation of the fee title to the Premises, subject to amounts which are applied to restoration, Grantor is entitled under the Ground Lease to receive such portion of the award for such condemnation or taking in lieu of condemnation as equals the value of Grantor’s estate under the Ground Lease and improvements made by Grantor, as provided in Section 33 of the Ground Lease, and if there shall be a casualty under a Ground Lease, either there is an obligation to use insurance proceeds for a full restoration or Grantor is entitled to receive such portion of such proceeds as equals the value of improvements made by Grantor, as provided in Section 21 of the Ground Lease; (iii) Grantor is authorized to assign its interest in any condemnation award which Grantor is entitled to receive pursuant to the Ground Lease; (iv) pursuant to Section 35 of the Ground Lease, the Ground Lease may be foreclosed by the Lender or its nominee and assigned to a trustee in a securitization or special servicer without the consent of Ground Lessor and upon an assignment of Grantor’s interest in the Ground Lease through a foreclosure, the assignee, may, further assign such Ground Lease with the consent of the Ground Lessor pursuant to Section 18 of the Lease, such not to be unreasonably withheld pursuant to Section 18 of the Lease and by the terms of the assignment, be released from all obligations on the part of the ground lessee under the Ground Lease arising thereafter, and the Ground Lease may be assigned by Grantor to other persons in accordance with the provisions of Section 18 of the Ground Lease; (v) subject to Sections 34 and 35 of the Ground Lease, Grantor has the right under the Ground Lease to mortgage the Ground Lease and the leasehold estate thereby created with the prior consent of Ground Lessor which has been obtained; (vi) Grantor has the right to sublease or otherwise encumber, subject to matters disclosed pursuant to clause (iv) above and Section 18 of the Ground Lease without restriction, all or any part of the Property without the consent of Ground Lessor; (vii) subject to Section 35 of the Ground Lease, if any default by Grantor shall occur under the Ground Lease, Beneficiary is entitled under the Ground Lease to receive notice of such default from Ground Lessor and a commercially reasonable opportunity to cure any such default which is susceptible of cure by Beneficiary, which, in the case of any non-monetary default susceptible of cure by Beneficiary, includes the right of Beneficiary or its designee to acquire possession of the Property by means of foreclosure of this Security Instrument or by other means and to become the lessee under the Ground Lease, and so long as Beneficiary has agreed to effectuate a cure and is proceeding to cure any such non-monetary default and no monetary default remains uncured beyond any applicable notice and grace periods to which Grantor and Beneficiary are entitled, Ground Lessor may not terminate the Ground Lease; (viii) provided that no monetary default remains uncured beyond any applicable notice and grace periods to which Grantor and Beneficiary are entitled, the Ground Lease may not be terminated by Ground Lessor by reason of any default by Grantor which is not susceptible of cure by Beneficiary, unless Beneficiary is provided an opportunity to enter into a New Lease with the Ground Lessor as described in clause (ix) below; (ix) subject to Section 35(f) of the Ground Lease if the Ground Lease is terminated by reason of a default by Grantor, Beneficiary or its designee is entitled under the Ground Lease to enter into a new lease (the “New Lease”) with Ground Lessor for the remainder of the term of the Ground Lease upon the same base rent and additional rent and other terms, covenants, conditions and agreements as are contained in the Ground Lease; (x) the Ground Lease requires the Ground Lessor to give copies of all notices of default which are given under the Ground Lease to Grantor to Beneficiary pursuant to Section 35(d) of the Ground Lease; (xi) the Ground Lease represents the entire agreement between the parties thereto and is in full force and effect and has not been modified or supplemented except by that certain Ground Lessor Estoppel between Lender, Grantor and Ground Lessor; (xii) the Ground Lease cannot be canceled solely by Ground Lessor and requires Grantor’s consent for all modifications; (xiii) all rents (including additional rents and other charges) reserved for in the Ground Lease and payable prior to the date hereof have been paid; (xiv) no party to the Ground Lease is in default of any obligation such party has thereunder and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute such a default; and (xv) no notice or other written or oral communication has been provided to any party under the Ground Lease which alleges that, as of the date hereof, either a default exists or with the passage of time will exist under the provisions of such Ground Lease.

IN WITNESS WHEREOF, THIS SECURITY INSTRUMENT has been executed by Grantor and Borrower effective the day and year first above written.

GRANTOR:

PARK PLAZA II, L.L.C., a Delaware limited liability company

By: /s/ Oliver T. Carr, III

Name: Oliver T. Carr, III
Title: President

Acknowledged and Accepted for the representations and covenants contained herein applicable to the Borrower:

BORROWER:

PARK PLAZA II INVESTORS, L.L.C., a Delaware limited liability company

By: /s/ Oliver T. Carr, III

Name: Oliver T. Carr, III
Title: President

EXHIBIT A

(Description of Land)
EXHIBIT B

Description of Ground Lease

That certain Ground Lease, dated August 10, 2000, made between Borrower, as tenant, and James Campbell Company LLC, a Delaware limited liability company, as landlord (hereinafter “Landlord”) (or its predecessors-in-interest), as amended by that certain First Amendment to Ground Lease dated as of May 1, 2001, and by that certain Second Amendment to Ground Lease dated as of September 30, 2005 and as described in that certain Memorandum of Lease dated August 10, 2000, recorded February 2, 2001 in Liber 18755 at Folio 214, as amended by that certain First Amendment to Memorandum of Lease dated May 1, 2001, recorded May 2, 2001 in Liber 19098 at Folio 109, Clerk’s Office Montgomery County, Maryland and by that certain Second Amendment to Memorandum of Lease dated September 30, 2005, recorded October 3, 2005 in Liber 30894 at Folio 176, Clerk’s Office Montgomery County, Maryland, and as modified by that certain Landlord Estoppel and Agreement, dated as of January 31, 2006, given by Landlord to Beneficiary and acknowledged by Borrower.